      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 30, 1999

                                               REGISTRATION NO. ________________


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                -----------------

                                    FORM SB-2

                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                                -----------------


                                JAGNOTES.COM INC.
--------------------------------------------------------------------------------
                 (Name of Small Business Issuer in its Charter)


                                     Nevada
--------------------------------------------------------------------------------
                            (State of Incorporation)


                              8999 - Services, Nec
--------------------------------------------------------------------------------
              (Primary Standard Industrial Classification Code No.)


                                   88-0380546
--------------------------------------------------------------------------------
                             (IRS Employer I.D. No.)


  2421 Atlantic Avenue, Suite 103, Manasquan, New Jersey 08736, (732) 292-1800
--------------------------------------------------------------------------------
           (Address and Telephone Number of Principal Executive Office
                        and Principal Place of Business)

                                -----------------

            Gary Valinoti                               Copy to:
              President                         Caldwell R. Campbell, Esq.
          JagNotes.com Inc.                        Day & Campbell, LLP
   2421 Atlantic Avenue, Suite 103            3070 Bristol Street, Suite 450
     Manasquan, New Jersey 08736               Costa Mesa, California 92626
            (732) 292-1800                             (714) 429-2900
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                -----------------

Approximate date of commencement of proposed sale to public: As soon as practicable after the Registration Statement becomes effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective
registration statement for the same offering.           [ ] ____________________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the
same offering.                                          [ ] ____________________

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the
same offering.                                          [ ] ____________________

         If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.                    [ ] ____________________

                         CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                         Proposed                Proposed
  Title of each class of                                  maximum                 maximum
     securities to be            Amount to be         offering price        aggregate offering           Amount of
        registered                registered            per unit(1)              price(1)             registration fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock
$.00001 par value                2,575,520               $ 7.63(3)             $19,651,217(3)              $5,797
-------------------------------------------------------------------------------------------------------------------------
Common Stock
$.00001 par value                  100,000(4)            $16.25                $ 1,625,000                 $  479
-------------------------------------------------------------------------------------------------------------------------
TOTALS                           2,675,520(2)                                  $21,276,217                 $6,276
=========================================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee under Rule 457.

(2) Comprised of: (a) 1,785,390 shares presently outstanding, and (b) 890,130 shares issuable upon exercise of options or warrants.

(3) Based upon the average of the bid and asked prices for the Common Stock on July 27, 1999, as reported by the OTC Bulletin Board.

(4)   Comprised of 100,000 shares issuable upon exercise of warrants.

                                ---------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                JAGNOTES.COM INC.

                              CROSS REFERENCE SHEET

                    Between Items of Form SB-2 and Prospectus


REGISTRATION STATEMENT ITEM AND HEADING                                PROSPECTUS CAPTION
---------------------------------------                                ------------------
1.      Forepart of the Registration Statement and Outside Front       Outside Front Cover Page
        Cover Page of Prospectus

2.      Inside Front and Outside Back Cover Pages of Prospectus        Inside Front and Outside Back Cover Pages

3.      Summary Information and Risk Factors                           Prospectus Summary; Risk Factors

4.      Use of Proceeds                                                Not Applicable

5.      Determination of Offering Price                                Not Applicable

6.      Dilution                                                       Not Applicable

7.      Selling Security Holders                                       Selling Stockholders

8.      Plan of Distribution                                           Cover Page; Plan of Distribution

9.      Legal Proceedings                                              The Company

10.     Directors, Executive Officers, Promoters and Control           Management and Executive Compensation
        Persons

11.     Security Ownership of Certain Beneficial Owners and            Security Ownership of Certain Beneficial
        Management                                                     Owners and Management Principal Stockholders

12.     Description of Securities                                      Description of Securities

13.     Interest of Named Experts and Counsel                          Legal Matters; Experts

14.     Disclosure of Commission Position on Indemnification for       Management and Executive Compensation
        Securities Act Liabilities

15.     Organization Within Last 5 Years                               Not Applicable

16.     Description of Business                                        The Company

17.     Management's Discussion and Analysis or Plan of                Management's Discussion and Analysis of
        Operations                                                     Financial Condition and Results of
                                                                       Operations

18.     Description of Property                                        The Company

19.     Certain Relationships and Related Transactions                 Related Party Transactions

20.     Market Price for Common Equity and Related Stockholder         Market for Common Stock and Related
        Matters                                                        Stockholder Matters

21.     Executive Compensation                                         Management and Executive Compensation

22.     Financial Statements                                           Financial Statements

23.     Changes in and Disagreements with Accountants on               Experts
        Accounting and Financial Disclosure

                                JAGNOTES.COM INC

                                   PROSPECTUS

                        2,675,520 shares of Common Stock

--------------------------------------------------------------------------------

         These shares of common stock will be sold from time to time by the selling stockholders listed on page 32. These stockholders previously purchased the shares, or will purchase the shares upon exercise of warrants, from the company in private transactions. The shares are "restricted securities" under Rule 144 and we are registering them at our own expense to allow the selling stockholders to resell them to the public without restriction. The company will not receive any part of the proceeds from the sales.

         Our common stock is traded in the over the counter market and quoted on the Nasdaq OTC Bulletin Board under the symbol "JNOT." The bid and asked prices on July 27, 1999 were $7.50 and $7.75, respectively.

                                -----------------

         Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

         THESE SHARES HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THIS INVESTMENT IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE THESE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR MORE INFORMATION.

         UNTIL _________, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                                -----------------

                                  July 30, 1999

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND IT MAY BE AMENDED IN THE FUTURE. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SEC, BUT THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary.........................................................   3

The Company................................................................   3

Risk Factors...............................................................   6

Note Regarding Forward Looking Statements..................................  13

Selected Financial Data....................................................  14

Management's Discussion and Analysis of Financial Condition
   and Results of Operations...............................................  15

Business...................................................................  19

Management and Executive Compensation......................................  27

Principal Stockholders.....................................................  28

Security Ownership of Certain Beneficial Owners and Management.............  29

Selling Stockholders.......................................................  30

Plan of Distribution.......................................................  32

Description of Capital Stock...............................................  33

Legal Matters..............................................................  33

Experts....................................................................  33

Further Information........................................................  34

Index to Financial Statements..............................................  F-1

                                     SUMMARY

         This section highlights selected information only and may not contain all of the information that may be important to you. Please read this entire Prospectus before making your investment decision. This summary, including the summary financial information, is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.

         Throughout this Prospectus, when we refer to "JagNotes" or "the Company," or when we speak of ourselves generally, we are referring collectively to JagNotes.com Inc. and its subsidiary unless the context indicates otherwise or as otherwise noted. When we refer to "New Jag," we are referring to New Jag, Inc.

         JagNotes(TM) is a trademark of the Company.

THE COMPANY

         JagNotes is an Internet based provider of financial and investment information. At our web-site, www.JagNotes.com, our subscribers can access timely financial information, reports and commentary as well as "JagNotes," a daily early-morning investment report that summarizes newly issued research, analyst opinions, upgrades, downgrades and analyst coverage changes from leading financial institutions. While our target market in the past has been primarily limited to institutional investors, we are now, through the Internet, targeting retail subscribers in an effort to rapidly expand our subscriber base. A detailed description of our business strategy is provided under the heading "The Company" below.

         We incorporated in New Jersey as New Jag, Inc. in 1992. We operated as New Jag until March 1999, when we were acquired by Professional Perceptions, Inc., which subsequently changed its name to JagNotes.com Inc. Professional Perceptions, Inc. was incorporated in Nevada in 1997 to provide "mystery shopper" services to assist retail businesses in assessing and enhancing customer satisfaction. Professional Perceptions did not break out of the development stage, however, and was an inactive business when it acquired New Jag.

         Our address is 2421 Atlantic Avenue, Suite 103, Manasquan, New Jersey 08736 and our telephone number is (732) 292-1800.

THE SELLING STOCKHOLDER OFFERING

         These shares of common stock will be sold from time to time by the selling stockholders listed on page 33. JagNotes will not receive any of the proceeds from the sale of these shares.

-------------------------------------------------------------------------------------------
JagNotes.com Inc. Common Stock outstanding as of
  July 27, 1999(1)                                     13,976,290 shares

Shares offered by the selling stockholders(2)          2,675,520 shares

Risk Factors                                           This offering involves a high
                                                       degree of risk. Please read "Risk
                                                       Factors" beginning on page 6, and
                                                       the rest of this Prospectus, before
                                                       making your investment decision.

Nasdaq Symbol                                          JNOT
-------------------------------------------------------------------------------------------

-------------------------
(1) Does not include 890,130 shares issuable upon the exercise of outstanding options or warrants as of the date of this Prospectus

(2) Includes 890,130 shares issuable upon exercise of warrants held by the selling stockholders as of the date of this Prospectus

SUMMARY FINANCIAL DATA

         The consolidated statement of operations data for the years ended July 31, 1998 and 1997 and the consolidated balance sheet data as of July 31, 1998 have been derived from financial statements which have been audited by Stephen
R. Russo, CPA, independent certified public accountant, and included elsewhere in this Prospectus. The consolidated statement of operations data for the nine months ended April 30, 1999 and 1998 and the consolidated balance sheet dated as of April 30, 1999 have not been audited, but have been derived from unaudited financial information prepared, in management's opinion, on the same basis as the audited financial statements. In the management's opinion, this unaudited financial information includes all adjustments, consisting of normal recurring adjustments, necessary to present such information fairly.

                    CONSOLIDATED STATEMENT OF OPERATIONS DATA

                                             Fiscal Year Ended July 31,          Nine Months Ended April 30,
                                            ----------------------------         ---------------------------
                                               1998               1997              1999               1998
                                            ---------          ---------         ---------           -------
                                                                                          (Unaudited)
Subscription Revenues                       $ 932,553          $ 952,385         $ 641,963          $ 738,294
Net Income (Loss)                           $   2,649          $ (23,361)        $ (41,618)         $  (2,265)
Basic Net Earnings (Loss) per Share         $      --          $    (.01)        $    (.01)         $      --
Basic Weighted Average Common
Shares Outstanding                          3,500,000          3,500,000         7,461,901          3,500,000


                         CONSOLIDATED BALANCE SHEET DATA

                                          Fiscal Year Ended July 31, 1998       April 30, 1999
                                          -------------------------------       --------------
                                                                                 (Unaudited)
Total Assets                                        $ 171,812                     $8,299,329
Total Liabilities                                   $ 280,418                     $  938,137
Stockholders' Equity (Deficiency)                   $(108,606)                    $7,361,192

                                  RISK FACTORS

         An investment in these shares is highly speculative and involves a high degree of risk. In this section of the Prospectus we highlight certain specific risks with respect to JagNotes, its business and the purchase of these shares. These risk factors are not a complete list of all risks factors that may affect the Company or its stock. Please carefully consider these risk factors and the other information contained in this Prospectus, before deciding to purchase these shares.

WE ARE NEW TO THE RETAIL MARKETPLACE AND TO THE INTERNET

         Until recently our business was limited to distributing reports by fax to a limited number of institutional traders, brokers, investment managers and the like. We did not launch our web site or begin to focus on expansion into the public retail market until December 1998. Accordingly, there is a limited operating history upon which to judge our current operations. In deciding whether to purchase these shares, you should consider our prospects in light of the risks, expenses, and difficulties frequently encountered by a small business beginning operations in a highly competitive industry. We expect our operating expenses to increase significantly as a result of our expansion of the business and, since we have a limited operating history marketing our products and services to the public over the Internet, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities. See "Business" and "Financial Statements."

WE HAVE A LIMITED OPERATING HISTORY AND WE HAVE LOST, AND MAY CONTINUE TO LOSE, MONEY

         We have only a limited operating history and we have incurred losses to date of approximately $224,000. The company expects to incur additional losses in 1999. In addition, we expect to continue to incur significant operating expenses. As a result, we will need to generate significant revenues to achieve profitability, which may not occur. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE ARE IN AN INTENSELY COMPETITIVE BUSINESS WITH LOW BARRIERS TO ENTRY

         Providing financial information and analysis over the Internet is a relatively new business, but it is already intensely competitive. An increasing number of web-based financial information providers are competing for subscribers, customers, advertisers, content providers, analysts, commentators and staff, and we continue to face competition from traditional news and information sources including television and print. We expect competition from both sources to intensify and increase in the future.

         Our largest competitors include:

         o Online financial news and information providers including TheStreet.com, MarketWatch.com and The Motley Fool

         o Traditional media sources such as The Wall Street Journal, Barrons, CNNfn, and CNBC, many or most of whom also have an Internet presence

         o Terminal based financial news providers including Bloomberg, Reuters and Dow Jones

         o   Online brokerage firms such as E*Trade, Charles Schwab or DLJ
             Direct

         o   Internet giants such as Yahoo, Go Network and America Online

         Many of our current and potential competitors have greater name recognition, financial, technical or marketing resources, and more extensive customer bases than we do, all of which could be leveraged to gain market share to our detriment.

         The barriers to entry into our business are relatively low - i.e., it is not difficult for new competitors to enter the market. Much of the information we provide is publicly available and we do not have any patented or otherwise protected technologies that would preclude or inhibit competitors from entering our markets. Our current and future competitors may develop or offer services that have significant price, substantive, creative or other advantages over the services we provide. If they do so and we are unable to respond satisfactorily, our business and financial condition will likely be adversely effected. See "The Company - Competition."

OUR GROWTH AND SUCCESS DEPENDS ON CONTINUED GROWTH AND COMMERCIAL ACCEPTANCE OF THE INTERNET

         The Internet has grown rapidly in the past few years, but we cannot guarantee you that people, business, advertisers and those seeking financial information specifically, will continue to accept and use the Internet. Our projections take into account, and our success depends on, continued growth and widespread acceptance of the Internet as a source of information and vehicle for commerce. If the Internet does not continue to grow generally, if it loses or does not continue to gain acceptance as a commercial medium, or if the technology behind the Internet cannot adequately support continued growth, our business will suffer or fail.

WE MAY NOT BE ABLE TO GENERATE ENOUGH CASH TO SUPPORT OUR OPERATIONS

         We may not be able to generate enough cash from our operations to support our targeted level of operations. If our plans change, our assumptions prove to be inaccurate or we are otherwise unable to generate sufficient revenues, income or cash flows, we may require additional funds to maintain our operations and in any case we will require more capital to achieve our business objectives. If such funds are unavailable we may have to substantially curtail operations or cease operations altogether. If we do require additional funds we will have to seek additional equity or debt financing, bank loans, or other financing to sustain our planned expansion and growth. Such financing may not be available and, even if it is, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms.

         We do not have any current commitments for additional financing and we cannot guarantee that we would be able to obtain additional financing if we needed it. If our operations require additional financing and we are unable to obtain it on reasonable terms, we could be forced to restructure, file bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk. See "Management's Discussion and Analysis."

WE MAY NOT BE ABLE TO ADEQUATELY EXPAND OUR SUBSCRIBER BASE

         We must expand our subscriber base to be successful. We have put, and will continue to put, measures in place to expand our subscriber base, but we cannot promise you that we will be successful in doing so. The measures we implement may be ineffective at generating subscriptions, our competitors may be more successful than we are in attracting customers, the number of Internet users seeking or willing to pay for financial information may not increase or may decrease, all of which would be to our detriment. Moreover, many of our competitors offer financial information for free and could continue to do so at an increasing rate. Our current and potential subscribers may be unwilling to pay for our service if they feel they can receive comparable information for free. If we cannot expand our subscriber base, we will have little, if any, financial success. See "The Company - Our Business Strategy."

WE MAY NOT BE SUCCESSFUL AT BUILDING BRAND AWARENESS OR BUILDING STRATEGIC RELATIONSHIPS

         Our growth and success depends in part on our ability to build awareness of the JagNotes.com name. The JagNotes.com name has only limited recognition within the financial community and little if any recognition among the general public. Our ability to build our subscriber base, offer new services or otherwise expand the business will be limited if we cannot increase that recognition. We cannot guarantee that we will be successful in doing so. See "The Company - Our Business Strategy."

WE MAY EXPERIENCE DIFFICULTIES IN DEVELOPING NEW AND ENHANCED SERVICES AND FEATURES FOR OUR WEB SITE

         We believe that our Web site will be more attractive to subscribers if we introduce additional or enhanced services in the future in order to retain our current users and attract new users. If we introduce a service that is not favorably received, our current users may not continue using our service as frequently. New users could also choose a competitive service over ours.

         We may also experience difficulties that could delay or prevent us from introducing new services. Furthermore, these services may contain errors that are discovered after the services are introduced. We may need to significantly modify the design of these services on our Web site to correct these errors. Our business could be adversely affected if we experience difficulties in introducing new services or if these new services are not accepted by users.

WE MAY NOT SUCCESSFULLY ATTRACT OR MANAGE ACQUISITIONS AND STRATEGIC ALLIANCES

         Our growth and expansion plans include evaluating and pursuing potential acquisitions. Acquisitions entail a number of risks and difficulties. One or more acquisitions would significantly strain our managerial, operational and financial resources and a high level of managerial skill is required to successfully assimilate an acquired company. We have little or no experience in evaluating acquisitions and assimilating acquired companies, and we cannot guarantee that we will be able to successfully do so in the future.

         Our growth and expansion plans also include the pursuit of strategic alliances, partnerships and/or joint ventures. A high level of managerial skill is also required to successfully evaluate, implement and maintain such relationships. There will also be intense competition for these alliances from our current and future competitors. If we are unable to successfully enter into or maintain such strategic relationships, or if we are unable to do so on reasonable terms, our business, and your investment, may be adversely affected.

WE MAY NOT BE ABLE TO SUCCESSFULLY ESTABLISH A FOREIGN MARKET

         Our growth strategy involves expansion into European, Asian or other foreign markets, but we have little or no experience in such markets. Accordingly, we cannot guarantee that we will be able to successfully implement our foreign growth strategy or that we can otherwise successfully expand into foreign markets.

WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE OUR GROWTH

         Our business strategy requires us to rapidly grow our business. We may not be able to do so, however, and if we do, that growth will put a strain on our financial, managerial, technical and operational resources. Growth on this scale will demand that we rapidly and successfully expand our staff and operations and will require a high level of managerial skill. We have little experience in managing this sort of expansion. If we fail to successfully do so, our business and your investment will likely suffer.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS

         To protect our rights to our intellectual property, we rely on a combination of trademark and copyright law, trade secret protection, confidentiality agreements and other contractual arrangements with our employees, affiliates, clients, strategic partners and others. The protective steps we have taken may be inadequate to deter misappropriation of our proprietary information. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Effective trademark, copyright and trade secret protection may not be available in every country in which we offer or intend to offer our services. Failure to adequately protect our intellectual property could harm our brand, devalue our proprietary content and affect our ability to compete effectively. Further, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could materially adversely affect our business, results of operations and financial condition.

WE MAY HAVE TO DEFEND AGAINST INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AND LIBEL AND DEFAMATION CLAIMS, WHICH MAY CAUSE SIGNIFICANT OPERATIONAL EXPENDITURES

         Although we believe that our proprietary rights do not infringe on the intellectual property rights of others, other parties may assert infringement claims against us or claims that we have violated a patent or infringed a copyright, trademark or other proprietary right belonging to them. Licensed third-party content is a major component of our site. In these license agreements, the licensors have generally agreed to defend, indemnify and hold us harmless with respect to any claim by a third party that the licensed content infringes any patent or other proprietary right. Further, the license agreements with our commentators also generally require them to defend, indemnify and hold us harmless with respect to any third party claim for libel or defamation in connection with our commentators' work product. We cannot assure you that these provisions will be adequate to protect us from such claims. Any such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources on our part, which could materially adversely affect our business, results of operations and financial condition.

WE DEPEND ON KEY PEOPLE IN MANAGEMENT AND OPERATIONS

         Our success will be largely dependent on our ability to retain our existing executive officers and to attract and retain additional qualified managers, officers and other key personnel in the future. We cannot guarantee that we will be able to do so. We have not entered into written or formal employment agreements with any of these people, nor do we have key person life insurance policies on any of our key personnel. If we lose the services of any of our key personnel or are unable to attract, hire, train and retain qualified officers, managers and operating, marketing and financial personnel, our business, and your investment, could be adversely affected. See "Business" and "Management."

WE MAY NOT BE ABLE TO ATTRACT AND RETAIN ANALYSTS AND COMMENTATORS

         Our success will in large part depend on our ability to attract and retain the services of top analysts and commentators. Competition for these professionals is intense and we expect it to become more so. As of the date of this Prospectus, we have contracts with terms of up to two years with the following analysts and commentators: Dan Dorfman; Elaine Garzarelli; Mastrapasqua & Associates, Inc.; Vince Boening; Seth Tobias; Ralph Bloch; Tom Taulli; Dorsey, Wright & Associates, Inc.; Mark Leibovit; L. Douglas Lee; and E*Offering Corp., and we intend to enter into similar agreements with additional commentators in the future. We cannot guarantee that we will be able to maintain and/or renew these contracts, nor can we guarantee that we will be able to attract additional or replacement commentators and analysts now or in the future. If we are unable to do so, our business could suffer.

WE MAY FACE DIFFICULTIES CONCERNING CONTINUED AVAILABILITY OF OUR SOURCES OF INFORMATION FOR CERTAIN PRODUCTS

         Certain products that we offer through our site, including JagNotes and the Rumor Room, rely on information from independent third party sources. We do not maintain written agreements with these sources for the provision of this information, therefore we cannot guarantee that any of these sources will continue to provide the information necessary to maintain these products as viable content on our site. If information from these sources is altered, curtailed or discontinued (in whole or part) this could adversely affect the viability of these products, or even result in our inability to further offer these products through our site. This, in turn, could decrease the demand for our site or otherwise materially adversely affect our business.

WE MAY SUFFER CASH FLOW SHORTAGES AS WE TRANSITION TO INTERNET-BASED
SUBSCRIPTIONS

         Our current institutional and retail subscribers pay a higher subscription rate than our retail Internet subscribers will pay. We expect our current retail subscribers to convert to the cheaper Internet-based pricing structure, which could result in a reduction in short term revenues. It is also possible that a portion of our institutional subscriber base will attempt to discontinue service under their current fee structure and re-subscribe at the lower Internet retail rate, which also could result in a reduction in revenues.

SYSTEM SLOWDOWNS OR FAILURES COULD HURT OUR BUSINESS

         In order for our business to be successful, we must provide consistently fast and reliable access to our web site. Unfortunately, slowdowns, breakdowns or failures in our computer and communication systems, or of the Internet generally, many of which are beyond our control, could jeopardize access to our site at any time. In addition, heavy traffic on our site or on the Internet generally could severely slow access to, and the performance of, our site. Repeated system slowdowns will likely impair our ability to service and maintain our existing subscriber base and attract new subscribers. Failures of or damage to our computer or communications systems could render us unable to operate our site, or even our business, for extended periods of time.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OURSELVES AGAINST SECURITY RISKS

         All Internet businesses are subject to electronic and computer security risks. We have taken steps to protect ourselves from unauthorized access to our systems and use of our site, but we cannot guarantee that these measures will be effective. If our security measures are ineffective, unauthorized parties could alter, misappropriate, or otherwise disrupt our service or information. If such unauthorized parties were able to access certain of our, or our customers', proprietary information, including subscribers' credit card numbers, we would face significant unexpected costs and a risk of material loss, either of which could adversely affect our business.

OUR BUSINESS IS DEPENDENT ON THE CONTINUED SUCCESS OF THE ECONOMY AND THE RISE OF THE STOCK MARKET

         The recent success of the economy generally and of the stock market specifically has generated unprecedented public interest in the stock market. Our success as retail financial information providers depends upon the continued maintenance or growth of this interest. A number of factors that are out of our control could lead to a general economic downturn or a depressed stock market. If this were to happen, it is likely that we would lose a significant percentage of our then current and potential subscriber base.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY THE YEAR 2000 PROBLEMS OF OTHER PARTIES

         We believe that we are Year 2000 compliant (see the "Year 2000 Readiness Disclosure" on page 18). Nevertheless, we cannot guarantee that our subscribers, potential subscribers, advertisers, vendors and others on whom we depend to successfully operate our business are Year 2000 compliant. If any of these parties, including a significant number of our subscribers, suffer disruptions or difficulties as a result of the Year 2000 problem, our business could be adversely affected in the short or long term.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES RELATING TO THE WEB COULD INCREASE OUR COSTS OF TRANSMITTING DATA AND INCREASE OUR LEGAL AND REGULATORY EXPENDITURES AND COULD DECREASE OUR READER BASE

         Existing domestic and international laws or regulations specifically regulate communications or commerce on the web. Further, laws and regulations that address issues such as user privacy, pricing, online content regulation, taxation and the characteristics and quality of online products and services are under consideration by federal, state, local and foreign governments and agencies. Several telecommunications companies have petitioned the federal Communications Commission to regulate Internet service providers and online services providers in a manner similar to the regulation of long distance telephone carriers and to impose access fees on such companies. This regulation, if imposed, could increase the cost of transmitting data over the web. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement, libel, obscenity and personal privacy are applicable to the web. The Federal Trade Commission and governmental agencies in certain states have been investigating certain Internet companies regarding their use of personal information. We could incur additional expenses if any new regulations regarding the use of personal information are introduced or if these agencies chose to investigate our privacy practices. Any new laws or regulations relating to the web, or certain application or interpretation of existing laws could decrease the demand of our web site or otherwise materially adversely affect our business.

A LARGE PERCENTAGE OF OUR STOCK IS OWNED BY RELATIVELY FEW PEOPLE, INCLUDING OFFICERS AND DIRECTORS

         As of the date of this Prospectus, our officers and directors beneficially owned or controlled a total of 3,087,500 shares, or approximately 22% of our outstanding Common Stock. See "Security Ownership of Certain Beneficial Ownership and Management." If you purchase shares covered by this Prospectus, you may be subject to certain risks due to the concentrated ownership of our Common Stock. For example, these stockholders could, if they were to act together, affect the outcome of other stockholder votes which could, among other things, affect elections of directors, delay or prevent a change in control or other transaction that might be beneficial to you as a stockholder.

A LARGE NUMBER OF OUR SHARES ARE ELIGIBLE FOR FUTURE SALE

         We had 13,976,290 shares of Common Stock outstanding on July 27, 1999. Of these, approximately 5,804,650 are freely tradeable and approximately 8,171,640 shares (including 1,785,390 of the shares covered by this Prospectus) are "restricted securities" under Rule 144 of the Securities Act of 1933. An additional 890,130 shares underlying options and warrants (all of which are covered by this Prospectus) will be restricted securities if and when they are issued. Restricted securities may be sold only if they are registered under the Securities Act or if an exemption from the registration requirements of the Securities Act is available. Rule 144 provides certain terms under which stockholders may sell restricted stock.

         Generally, under Rule 144, each person having held restricted securities for one year may, every three months, sell in ordinary brokerage transactions up to the greater of one percent (1%) of our then outstanding Common Stock or the average weekly volume of trading of our shares during the preceding four calendar weeks. A person who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned shares of the Common Stock for the currently required period of two years may sell his or her restricted shares without regard to any of the limitations described above.

         Approximately 3,500,000 of the currently outstanding restricted securities may be eligible for resale under Rule 144 on or after March, 2000 and approximately 1,665,390 currently outstanding restricted securities may be eligible for resale under Rule 144 on or after April and May 2000. 890,130 shares underlying options and warrants will be eligible for resale from time to time following their issuance and expiration of the holding period described above.

         Sales, or even the mere prospect of sales, of restricted stock by our current or future stockholders under Rule 144 or otherwise, may have a depressive effect on the price of our stock See "Principal Stockholders."

THE MARKET FOR OUR STOCK IS LIMITED

         Our stock is traded on the Nasdaq OTC Bulletin Board, but there was only very limited and sporadic trading activity prior to March 26, 1999, and trading activity since that time has fluctuated and at times been limited. We cannot guarantee that a consistently active trading market for our stock will develop at any time in the future, especially while we remain on the Bulletin Board. See "Market for Common Stock and Related Stockholder Matters.

OUR STOCK - AND TECHNOLOGY AND INTERNET STOCKS GENERALLY - HAVE BEEN AND MAY CONTINUE TO BE VOLATILE

         The market for our stock has been and is likely to continue to be highly volatile and subject to wide price fluctuations. These price variations are the result of many factors, most of which are beyond our control. Furthermore, Internet and technology related stocks generally have been subject to wide fluctuations in price and volume that often appear to be unrelated to the operating success of these companies. Such volatility can present risks for investors. Moreover, such volatility often leads to securities litigation and, although we are not aware of any pending or threatened suit or basis therefor, such suits are costly and we could be adversely affected if such a suit were brought against us.

NO DIVIDENDS

         We have never paid any cash or other dividends on our common stock and we expect to use foreseeable future earnings, if any, to grow the business or for other corporate purposes. We do not expect to pay cash or any other dividends on our Common Stock in the foreseeable future. See "Dividend Policy."

FAILURE TO MAINTAIN OUR REPUTATION FOR TRUSTWORTHINESS MAY REDUCE THE NUMBER OF OUR READERS, WHICH MAY HARM OUR BUSINESS

         It is very important that we maintain our reputation as a trustworthy provider of financial news and commentary. The occurrence of events, including our misreporting a news story or the non-disclosure of stock ownership by one or more of our commentators, could harm our reputation for trustworthiness. These events could result in a significant reduction in the number of our readers, which could materially adversely affect our business, results of operations and financial condition.

                    NOTE REGARDING FORWARD LOOKING STATEMENTS

         Some of the statements in this Prospectus are forward-looking statements within the meaning of the federal securities laws. Generally forward-looking statements can be identified by the use of terms like "may," "will," "expect," "anticipate," "plan," "hope" and similar words, although this is not a complete list and some forward-looking statements may be expressed differently. Our discussions relating to the Year 2000 problem, our business strategy, our competition, and the future of the Internet, among others, contain such statements. Our actual results may differ materially from those contained in our forward-looking statements for a variety of reasons including those expressly set forth under "Risk Factors" or as otherwise detailed from time to time in our filings with the SEC.

                             SELECTED FINANCIAL DATA

         The consolidated statement of operations data for the years ended July 31, 1998 and 1997 and the consolidated balance sheet data as of July 31, 1998 have been derived from financial statements of the Company which have been audited by Stephen R. Russo, CPA, independent certified public accountant, and included herein. The unaudited consolidated statement of operations data for the nine months ended April 30, 1999 and 1998 and the unaudited consolidated balance sheet dated as of April 30, 1999 have been derived from unaudited financial information prepared, in management's opinion, on the same basis as the audited financial statements. In management's opinion, this unaudited financial information includes all adjustments, consisting of normal recurring adjustments, necessary to present such information fairly.

                    CONSOLIDATED STATEMENT OF OPERATIONS DATA

                                         Fiscal Year Ended July 31,           Nine Months Ended April 30,
                                        ----------------------------         ----------------------------
                                           1998               1997              1999               1998
                                        ---------          ---------         ---------         ----------
                                                                                      (Unaudited)
Subscription Revenues                   $ 932,553          $952,385          $ 641,963          $ 738,294
Cost of Revenues                        $ 112,362          $151,629          $ 107,881          $  87,073
Operating Expenses                      $ 782,692          $791,487          $ 574,862          $ 651,221
Net Income (Loss)                       $   2,649          $(23,361)         $ (41,618)         $  (2,265)
Basic Earnings (Loss) per Share         $      --          $   (.01)         $    (.01)         $      --
Basic Weighted Average Common
Shares Outstanding                      3,500,000          3,500,000         7,461,901          3,500,000


                         CONSOLIDATED BALANCE SHEET DATA

                                     Fiscal Year Ended July 31, 1998       April 30, 1999
                                     -------------------------------       --------------
                                                                            (Unaudited)
Total Assets                                   $ 171,812                     $8,299,329
Total Liabilities                              $ 280,418                     $  938,137
Stockholders' Equity (Deficiency)              $(108,606)                    $7,361,192

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATION

         The following discussion should be read in conjunction with the consolidated financial statements and the notes to those statements that appear elsewhere in this Prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in " Risk Factors".

                              RESULTS OF OPERATIONS

Nine Months Ended April 30, 1999 as compared to the nine months ended April 30, 1998

Subscription Revenues:

         Subscription revenues are derived from annual, semi-annual, quarterly and monthly subscriptions to the Company's product "Jag Notes". Jag Notes is a daily consolidated investment report that summarizes newly issued research, analyst opinions, upgrades, downgrades and analyst coverage changes from leading financial institutions that was originally faxed to a limited audience of financial professionals. During the nine months ended April 30, 1999, the Company completed the development of its Web page and changed its focus to also include the retail investor. As a result of this change in focus, the Company's revenues showed a decline for the nine months ended April 30, 1999 of approximately $96,000 to approximately $642,000 from approximately $738,000 for the nine months ended April 30, 1998. Management believes the decline in revenues will be temporary and that in periods subsequent to April 30, 1999, the Company's revenues will reflect the introduction of the monthly $9.95 retail customer subscription rate in April 1999.

Cost of Revenues:

         Cost of revenues includes the cost to transmit the product over the telephone and fax lines, as well as the on-line service charges for the Company's Web page. During the nine months ended April 30, 1999, the cost of revenues increased by approximately $21,000 to approximately $108,000 from approximately $87,000 for the nine months ended April 30, 1998. The primary cause of this increase was the introduction of the on-line services during the nine months ended April 30, 1999 which accounted for approximately $14,000 of this increase. The balance of the increase was attributable to an overall increase in the number of telephone and fax lines in anticipation of the Company's growth in periods subsequent to April 30, 1999.

Selling Expenses:

         Selling expenses consist primarily of advertising and other costs incurred in order to promote the Company's business. During the nine months ended April 30, 1999, the Company's selling expenses increased by approximately $40,000 to approximately $79,000 from $39,000 for the nine months ended April 30, 1998. This increase was primarily attributable to an increase in travel expenses incurred in connection with the Company's new focus on retail customers and the introduction of the new Web page.

General and Administrative Expenses:

         General and administrative expenses consist primarily of compensation and benefits for the officers, other compensation, occupancy costs, professional fees and other office expenses. General and administrative expenses decreased by approximately $91,000 during the nine months ended April 30, 1999 to approximately $496,000 from approximately $587,000 for the nine months ended April 30, 1998. This decrease was primarily attributable to (1) the Company accruing approximately a $92,000 profit sharing contribution during the nine months ending April 30, 1998 and none for the same period ending April 30, 1999, and (2) the reduction in the Company's compensation levels by approximately $50,000 during the nine months ended April 30, 1999 compared to the levels incurred for the nine months ended April 30, 1998. These decreases were partially offset by an increase of approximately $44,000 in fees for various consultants and other non-employees who provided services to the Company. Other general and administrative expenses were in line in the nine months ended April 30, 1999 and 1998.

Operating income (loss):

         As a result of the above, the Company incurred an operating loss of approximately $42,000 for the nine months ended April 30, 1999, as compared to a loss of approximately $2,000 for the comparable period ending April 30, 1998.

Year Ended July 31, 1998 as compared to year ended July 31, 1997

Subscription Revenues:

         Until March 1998 when it introduced its Web page, the Company only targeted a limited audience of financial professionals for its subscriptions . That accounted for revenues approximating the same levels for both fiscal years ending July 31, 1998 ($933,000) and 1997 ($952,000). For both periods approximately 70% of the subscriptions were on the quarterly basis.

Cost of Revenues:

         Cost of revenues decreased by approximately $39,000 from approximately $151,000 for the year ended July 31, 1997 to approximately $112,000 for the year ended July 31, 1998. The decrease was mainly attributable to the Company paying outside contributors approximately $17,000 of fees during the year ended July 31, 1997 and a minimal amount for the year ended July 31, 1998. The balance of the decrease was attributable to a reduction in telephone and fax charges.

Selling Expenses:

         During the year ended July 31, 1998, selling expenses decreased by approximately $17,000 from approximately $55,000 for the year ended July 31, 1997 to approximately $38,000 for the year ended July 31, 1998. This decrease was associated with a general reduction in corporate spending in this area as the Company focused on developing its Web page.

General and Administrative Expenses:

         General and administrative expenses increased by approximately $7,000 from approximately $737,000 for the year ended July 31, 1997 to approximately $744,000 for the year ended July 31, 1998. The increase was mainly attributable to (1) payments of $28,000 as directors' fees for the year ended July 31, 1998 and none during the year ended July 31, 1997, (2) an increase in insurance expense of approximately $10,000 and (3) a general increase in other corporate expenses. These increases were partially offset by a reduction in the amount contributed to the Company's profit sharing plan of approximately $52,000 to approximately $51,000 for the year ended July 31, 1998 from approximately $103,000 for the year ended July 31, 1997.

Operating income:

         As a result of the Company reducing its operating costs as discussed above, it was able to increase its income from operations from approximately $9,000 for the year ended July 31, 1997 to approximately $37,000 for the year ended July 31, 1998.

                         LIQUIDITY AND CAPITAL RESOURCES

         From inception through May 1999, the Company funded its operations from the sale of 6,655,390 shares of common stock and 555,130 warrants to purchase shares of common stock. The sales were made through private placements exempt from registration under the Securities Act of 1933. Each warrant entitles the holder to purchase one share of common stock at $14.00 per share through April 2000. These private placements raised the Company approximately $6,565,000. As of April 30, 1999, the Company had working capital of approximately $7,328,000.

         Cash provided by operations was approximately $400,000 for the nine months ended April 30, 1999 as compared to approximately $25,000 for the nine months ended April 30, 1998. A significant component of this increase is the accrual of fees incurred in completing the private placements which were not paid until after April 30, 1999.

         Cash provided by financing operations was approximately $7,500,000 for the nine months ended April 30, 1999 as compared to none in the nine months ended April 30, 1998. The approximate $7,500,000 was the net proceeds from the private placements which were completed during March and April 1999.

         The Company's operations did not generate any significant amount of cash during either the year ended July 31, 1998 or 1997.

         The Company believes that its current cash, will be sufficient to meet the anticipated needs for working capital and capital expenditures for at least the next twelve months. Thereafter, if the cash generated from operations is not sufficient to fund its liquidity requirements or planned growth, the Company may need to raise additional funds through public or private financing, strategic relationships or other arrangements. There can be no assurance that such additional funding or strategic alliances, if needed, will be available on terms attractive to the Company, or at all. The failure to raise capital when needed could materially adversely affect the Company's business, results of operations and financial condition. The Company does not believe that its business is subject to seasonal trends or inflation. On an ongoing basis, the Company will attempt to minimize any effect of inflation on its operating results by controlling operating costs and whenever possible, seeking to insure that subscription rates reflect increases in costs due to inflation.

                         YEAR 2000 READINESS DISCLOSURE

         The Company is in the process of implementing and executing a Year 2000 assessment with the objective of having all of its significant business systems functioning properly with respect to the Year 2000 issue before January 1, 2000. This process includes (i) evaluating the Company's information technology's time and date dependent code; (ii) obtaining assurances or warranties from third-party vendors and licensors of material hardware, software and services that are related to the delivery of the Company's service; and (iii) evaluating the need for, and preparing and implementing a contingency plan if required.

         To date the Company's assessment has determined that its material internally developed software and systems are Year 2000 compliant and its material hardware, software and service vendors have informed them that the products used are compliant. All material commercial software on which the Company depends on is either year 2000 compliant or will be updated to be compliant in the normal course of business.

         The Company is not currently aware of any operational issues or costs associated with preparing its systems for the Year 2000. Nevertheless it may experience material unexpected costs caused by undetected errors or defects in the technology used in its systems or because of the failure of a material vendor to be Year 2000 compliant.

         Notwithstanding its Year 2000 compliance efforts, the failure of a material system or vendor, or the Internet generally, to be Year 2000 compliant could harm the operation of its systems or prevent or delay the delivery of its service being offered, or have other unforeseen, material adverse consequences on the Company.

         The Company is also subject to external Year 2000-related failures or disruptions that might generally affect industry and commerce, such as utility or transportation Company Year 2000 compliance failures and related service interruptions. All of these factors could materially effect its business, results of operations and financial condition.

         The Company has not yet developed a contingency plan to address situations that may result if it is unable to achieve Year 2000 compliance. The cost of developing and implementing such a plan, if necessary, could be material.

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

         The Company's Common Stock has been traded in the over-the-counter market on the OTC Bulletin Board under the symbol JNOT since approximately March 26, 1999. Prior to that date, the stock was traded under the symbol PFSS with only limited and sporadic trading.

         The following table reflects quarterly high and low bid prices of the Company's Common Stock for the last year as reported by the OTC Bulletin Board. The average daily trading volume during this period was 141,289 shares, with a high daily volume of 1,335,700 shares and a low of 10,100 shares. Such prices are inter-dealer quotations without retail mark-ups, mark-downs or commissions, and may not represent actual transactions.

                                                High          Low
                                               ------        ------
         1999
         ----
      Third Quarter*                           $21.50        $7.375
      Fourth Quarter**                         $13.50        $5.06

---------------
 * As described above, third quarter information is limited to the period from March 26 through April 31, 1999.

** Fourth quarter information is limited to the period from May 1, 1999 through July 27, 1999

         As of July 27, 1999, there were approximately 173 stockholders of record of the Company's Common Stock. On July 27, 1999, the closing bid price for the Company's Common Stock was $7.50.

         The Company has never paid any cash dividends on its Common Stock and anticipates that, for the foreseeable future, no cash dividends will be paid on its Common Stock. Payment of future cash dividends will be determined by the Company's Board of Directors based upon conditions then existing, including the Company's financial condition, capital requirements, cash flow, profitability, business outlook and other factors. In addition, the Company's future credit arrangements may restrict the payment of dividends.

                                   THE COMPANY

OUR BUSINESS GENERALLY

         We have been providing financial and investment information within the investment community since 1989. In May 1999, we began offering our services to the general public for the first time through our web site. At www.JagNotes.com, our subscribers access timely financial data and reports and commentary from the financial community.

         We incorporated in New Jersey as New Jag, Inc. in 1992. Prior to that time (from 1989-1992) we operated as an unincorporated business entity. We operated as New Jag until March 1999, when we were acquired by Professional Perceptions, Inc., which subsequently changed its name to JagNotes.com Inc. Professional Perceptions, Inc. was incorporated in Nevada in 1997 to provide "mystery shopper" services to assist retail businesses in assessing and enhancing customer satisfaction. Professional Perceptions did not break out of the development stage, however, and was an inactive business when it acquired New Jag. New Jag continues as the wholly owned subsidiary of JagNotes.

         Until recently, we targeted only a limited audience of financial professionals and, although our subscriber base did grow gradually through referrals and word of mouth, we did not engage in organized sales and marketing efforts. As discussed in more detail below, in 1999 we decided to change our focus by expanding onto the Internet and targeting retail subscribers with the hope of rapidly expanding our subscriber base and, accordingly, our business.

OUR INDUSTRY GENERALLY

         The growth of the Internet has changed the way investors seek information and manage their portfolios. Individual investors are increasingly seeking access to information that was formerly available only to financial professionals. Professional investors who have traditionally relied on print and other media for information are demanding faster information and greater accessibility. As more and more investors begin to trade online, we expect the demands for financial information over the Internet to increase significantly.

         It was recently estimated that 25% of retail stock trades in the U.S. are executed on the Internet while an estimated 760 U.S. households per hour are accessing the Internet for the first time.(1) An even more recent report by Credit Suisse First Boston Corp. indicated that online trading of securities grew 47.3% during the first quarter of 1999, the industry's single highest sequential growth rate in history. The use of the Internet to research securities may even exceed its use for trading. The latest U.S. Trust Survey of Affluent Americans has concluded that while one-third of the most affluent 1% of Americans trade online, two-thirds of them use computers to research investments, exceeding the percent that uses the Internet for shopping or travel planning.

------------------------
(1) Win Treese, The Internet Index, February 28, 1999 at www.openmarket.com/intindex/99-02.htm.

OUR PRODUCTS

         We offer our subscribers certain investor information products that we believe make our web site attractive to active investors. These products fall into three categories:

         o Commentaries from experienced, respected and high profile journalists, money managers, analysts and other Wall Street professionals.

         o The delivery of breaking news and potentially market moving information.

         o   Select financial data targeted at the active investor and trader.

Commentaries

         The commentaries on our web site are provided by experienced, respected and high profile journalists, money managers, analysts and other Wall Street professionals who provide commentary ranging from technical analysis of individual stocks to analysis of broader market and economic matters. We believe that these commentaries will provide our subscribers, in a single location, with the type of insights into financial matters that previously were available only to institutional investors and traders or high net-worth individuals. Our commentators have been selected so as to offer our subscribers a broad range of analysis to appeal to their broad range of investment and trading styles. As of the time of this prospectus, the following commentators provide technical analysis and commentary for our web site:

         Elaine Garzarelli - Ms. Garzarelli has been engaged in quantitative analysis of the stock market for over twenty years. Her education and training is in economics and statistics and she holds a doctorate from Drexel University. Ms Garzarelli uses her proprietary "Sector Analysis" methodology to predict industry earnings and general market movements. Ms. Garzarelli is presently the president of Garzarelli Capital, Inc. and Garzarelli.com and she also manages money through her Chicago-based firm, Garzarelli Investment Management. Ms Garzarelli is also a frequent guest on ABC Good Morning America, CNBC, The Nightly Business Report, CNN's MoneyLine, and Fox Business News.

         Ms. Garzarelli provides reports, based on her quantitative analysis, each Friday.

         Seth Tobias - During his thirteen years of Wall Street experience, Mr. Tobias has worked on both the buy and sell side. Since January, 1996, Mr. Tobias has managed the Circle T Partners family of hedge funds. Preceding the formation of Circle T Partners, Mr. Tobias held positions as a proprietary futures trader, equity sales trader and assistant portfolio manager at JRO Associates.

         Mr. Tobias provides his market reports Monday-Thursday each week.

         Ralph Bloch - Mr. Bloch has been involved in technical analysis of the stock market for over forty years. He began his career at Merrill Lynch and is presently Senior Vice President and Chief Market Analyst at Raymond James & Associates, Inc. Mr. Bloch has lectured at the University of Florida, New York University Graduate School and Fairleigh Dickinson University. Mr. Bloch is also routinely quoted by prominent news organizations such as Reuters, the Dow Jones Wire, U.S. News and World Report, The Wall Street Journal, Barron's, Investor's Business Daily, and various foreign publications.

         Mr. Bloch provides daily market recap reports.

         Mastrapasqua & Associates - Mastrapasqua & Associates is an independently owned money management firm located in Nashville, TN. The firm manages approximately $650 million, which is equally divided between high net worth individuals and institutions. The firm was started in 1993 with an investment style focused on growth at reasonable prices. The two principals who write the weekly reports for our site are:

         Frank Mastrapasqua - Mr. Mastrapasqua began his career in the academic world as faculty member at Northeastern University and at the University of Houston where he was a department chair and professor of finance. After serving as chief economist to American General Capital Management, Faulkner, Dawkins and Sullivan and L.F. Rothschild, Unterberg, Towbin, in 1981, he joined Smith Barney where he was Senior Vice President, Chief Economist and Director of Fixed Income Research. He subsequently joined J.C. Bradford & Co. in 1986 as Partner, Director of Research and Chief Investment Strategist.

         Tad Trantum - Mr. Trantum, President and Co-Founder of Mastrapasqua & Associates, worked as an analyst on Wall Street with H.C. Wainwright & Co. and L.F. Rothschild, Unterberg, Towbin. He was appointed by President Carter to serve as a Commissioner for the Interstate Commerce Commission in 1979. He subsequently served as President and CEO of a regional railroad, before becoming a Partner and Senior Security Analyst with J.C. Bradford & Co. in 1987.

         Mr. Mastrapasqua provides capital market reports and Mr.Trantum provides a sector report, both on Monday each week.

         Dorsey, Wright & Associates, Inc. - Dorsey, Wright & Associates is a privately owned registered investment advisory firm that provides management of equity portfolios for investors and investment research services on a worldwide basis for institutions and broker-dealers.

         Thomas J. Dorsey - Mr. Dorsey, the firm's president, founded Dorsey, Wright & Associates in January 1987. He previously worked nine years at Wheat, First Securities where he developed and managed their Risk Management & Options Strategy department, before which he was an account executive at Merrill, Lynch.

         Mr. Dorsey conducts Risk Management seminars across the country on behalf of the major stock exchanges in the United States for industry professionals as well as individual investors. He has written numerous articles on equity market and options analysis for such publications as The Wall Street Journal, Barron's, Technical Analysis of Stocks and Commodities Magazine, and Futures Magazine. He is also the author of Point & Figure Charting, The Essential Application for forecasting and tracking market prices as well as a member of the Philadelphia Stock Exchange Board of Advisors.

         Watson H. Wright - Mr. Wright, the firm's secretary and treasurer, worked as an account executive at Wheat, First Securities, and its Options Strategy department, where he became Vice President and assistant Director, before leaving to help found Dorsey, Wright & Associates.

         Dorsey, Wright & Associates will provide several "Point and Figure" charts with custom commentary each weekday.

         Thomas Taulli - Mr. Taulli is an analyst with Edgar-Online and is the author of the book "Investing in IPO's" (Bloomberg Press). Mr. Taulli has written for numerous publications including, Forbes.com, Bloomberg Personal Investor, MSN Investor, Gomez.com, CMP's TechWeb, ZDII and Registered Representative. Mr. Taulli has also been quoted extensively in the Wall Street Journal, USA Today, Los Angeles Times, Washington Post and Barron's and has appeared on CNBC, Bloomberg TV and CNN.

         Mr. Taulli will provide IPO reports on Tuesday and Thursday each week.

         Mark Leibovit - Since 1979 Mr. Leibovit has published his VRS newsletter which provides information on short swing, high performance stock trades and intra-day market timing based on his proprietary trading program. In 1999, Mr. Leibovit founded vrtrader.com which provides various products based upon Mr. Leibovit's "Volume Reversal"(TM) methodology. In the mid 1970's, Mr. Leibovit was a market maker on the Midwest Options Exchange and the Chicago Board Options Exchange. Mr. Leibovit also served as an "Elf" on Louis Rukeyser's "Wall Street Week" for seven years and has also been a frequent guest on PBS' "The Nightly Business Report with Paul Kangas," CNBC, CNN, the Business News Network and other radio and television programs.

         Mr. Leibovit will provide market reports based on his "Volume Reversal"(TM) methodology on Monday - Thursday. with updates of those reports issued twice daily.

         L. Douglas Lee - Mr. Lee is Chief Economist at Washington Analysis Corporation which he joined in 1984. Prior to assuming his present position, he served as Chief U.S. Economist for HSBC Securities. Prior to that, he was also Chief U.S. Economist for NatWest USA. From 1981-1983 Mr. Lee was a senior economist at Data Resources Inc. and manager of their Defense Information Service. Before that he served as senior economist and research director for the Joint Economic Committee of Congress. Mr. Lee has published numerous articles, is quoted frequently in national newspapers and magazines, and appears regularly on CNBC, CNN, Nightly Business Report, and in other media.

         Mr. Lee will provide daily early morning reports focusing on various economic indicators and their potential effect on the market, various sectors and industries and individual companies.

         E*Offering - E*Offering is an online investment banking firm funded in part by E*TRADE Group Inc. and Sandy Robertson, founder and former CEO of Robertson Stephens & Co. It provides full-service investment research and capital markets capabilities to institutional and individual investors.

         E*Offering will provide market reports that will be authorized, on a rotating basis, by its team of analysts.

Breaking News and Market Moving Information

         To meet investors' demand for more timely and market moving information we offer our subscribers three targeted products.

         Streetside with Dan Dorfman - For more than 30 years Dan Dorfman has covered Wall Street in print and on television. His credentials include reportage for CNN, CNBC, the Wall Street Journal, USA Today, Esquire and New York and Money magazines. Based on Mr. Dorfman's historical ability to break major financial stories, we believe that our subscribers should have access to some of the timeliest financial news available on the Internet.

         Mr. Dorfman's column appears each weekday at 1:00 p.m.

         JagNotes - JagNotes is a daily consolidated investment report that summarizes newly issued research, analyst opinions, upgrades, downgrades and analyst coverage changes from leading financial institutions. Each morning we gather this information, then compile and release it in a concise, easy to read format before the markets open. We believe that this early, convenient, access to potentially market moving information gives our subscribers access to some of the information traditionally available when the market opens to institutional investors, professional traders and high net worth individuals.

         The Rumor Room - Because rumors can move equities, we have established the "Rumor Room" where we post rumors about various stocks that have been heard on the street. When we hear rumors, we post the information in the Rumor Room and indicate the date and time of the rumor. We also attempt to contact the company or companies involved in the rumors for a comment and post the results of this inquiry with the rumor. While we realize that rumors are inherently unreliable (and a cautionary note introducing this portion of our site so indicates), we believe that every trader and investor - large and small - should have access to this information to determine its usefulness.

         The Rumor Room is available to our subscribers and updated throughout the day.

Select Financial Data

         To complement our other investor information products, we also provide our subscribers with access to various financial data that we believe is attractive to the active investor. This data is housed in an area of the site we refer to as the "Trading Center." It includes information such as Quotes, Splits & Dividends, OTC Short Interest, Charting, Insider Buying & Selling and other similar publicly available data that is typically useful to the active investor or trader.

SUBSCRIPTIONS

         Most of the content on our web site is accessible only to paid subscribers. Subscriptions are offered at rate of $9.95 per month, or $99.95 per year. We have offered, and may from time to time offer, free trial subscriptions.

         We also maintain our original JagNotes fax-based service for a number of mostly institutional subscribers. We also allow these subscribers access to our Internet-based information by providing them with a specified number of access codes.

ADVERTISING REVENUE

         While the primary source of the Company's revenue is expected to be subscriptions, we may supplement this with advertising and sponsorship based revenue. Since we have not yet implemented our marketing plan (as described below), we have also elected not to begin selling advertising and sponsorship on the site, and have, therefore, not realized any advertising revenue. When we implement our marketing plan, we intend to aggressively pursue advertisers and sponsors for the site. Financial service companies (especially those with an Internet presence) will initially be the primary target of our advertising and sponsorship effort.

OUR BUSINESS STRATEGY

         Our goal is to position JagNotes as a leading Internet-based worldwide financial research and information provider. In time, we hope that JagNotes will become a primary financial information resource for institutional investors and the general public alike.

         The success of our business is dependent on our ability to expand our subscriber base. While we plan to continue to service and grow the institutional segment of our business, we recognize that retail subscribers represent our largest potential market and are the key to our development.

         We will use an integrated marketing model to attract new subscribers, employing a mix of communications media. Our goal is to increase name awareness in the retail market and increase visits by potential subscribers with a view to ultimately generating new subscribers. Specific avenues we are exploring to attract new subscribers include:

         o   Expanding on and improving web site content (see below)

         o Web-based marketing and promotions including targeted banner advertisements on search engines, web portals and financial web sites

         o   Offering free trial subscriptions

         o   Traditional media marketing and public relations

         o Leveraging JagNotes' reputation among financial professionals to attract their customers as retail subscribers

         o Co-promoting services through financial institutions, particularly those who currently subscribe to JagNotes

         o Pursuing distribution arrangements with third party information providers that service financial institutions and individual investors

         o Pursuing strategic alliances with, or acquisition of, existing web based information providers and other media companies

         Additional facets of our business strategy include:

         Web Site Development. Our goal is to develop www.JagNotes.com into a comprehensive source for financial information and analysis and a primary source for such information and analysis for our subscribers. In addition to the existing content, we plan to continue to improve and expand the features of our site to provide greater value to our subscribers. Additional features we plan to offer include:

         o A fixed income section that will provide commentary and data on corporate and government bonds

         o Additional specialized commentators, including those who specialize in providing "bear" market perspectives and identifying investment opportunities in "turnaround" companies

         o An educational corner that will provide an ongoing series of market-related seminars and training sessions intended to improve the skills of investors and traders

         Build Brand Awareness. The JagNotes name is synonymous with timely financial research and information among our institutional subscribers. By increasing our name recognition in the financial community, while creating and expanding name recognition among the general public, we believe that we can leverage the strength of the JagNotes name to gain access into new markets and revenue sources.

         Leverage the Reputation of our Commentators. Because most of our commentators are high profile individuals in the financial world, we plan to use their association with the Company as a marketing tool. Many of our commentators are frequent guests on television and radio financial programs and we expect that this exposure should further enhance the reputation of our commentators and our site.

         Develop New Geographic Markets. Our Internet presence allows us to access investors and financial information seekers worldwide. To take advantage of the unlimited reach of the Internet, we plan to establish web sites serving three key financial regions:

         o   Europe

         o   Asia

         o   Latin America

         These regional web sites will be structured in a fashion similar to our U.S. site, but will offer content specific to the region. These sites will focus on:

         o Commentaries from experienced, respected and high profile journalists, money managers, analysts and other financial professionals from the region.

         o The delivery of breaking news and potentially market moving information from the region.

         o Select financial data from local markets targeted at the active investor and trader.

         o Educational content intended to make regional subscribers better informed about various investment matters.

         All of our subscribers will have access to our U.S. and regional sites. We have not yet determined the subscription rates for our regional sites but we anticipate that these subscription rates will be in line with the rate presently being charge charged through our U.S. site, but the amount and method of compensation may vary from market to market. Educational content will be a particularly important component of our regional sites because online investing has not yet penetrated these regional markets to the extent it has in the U.S.

         In July 1999 we established JagNotes-Euro.com, Ltd., which has been incorporated in England as a wholly owned subsidiary of JagNotes.com Inc.

         Pursue acquisitions and/or strategic alliances. Although we do not have any current agreements or negotiations under way, we believe that we can effectively grow our business by pursuing strategic acquisitions, affiliations, partnerships, joint ventures or other relationships with strategic partners. We are currently pursuing alliances with investment firms, online brokerage houses, market news providers, web portals and cable television networks in an effort to obtain additional content, expand our name recognition and increase our subscriber base.

         Note: These are our strategies, goals and targets. We believe in them, but we cannot guarantee that we will be successful in implementing them or that, even if implemented, they will be effective in creating a profitable business. In addition we are dependent on having sufficient cash to carry out our strategy. Please read "Risk Factors" beginning on page 6 before making any investment decision.

COMPETITION

         Providing financial information and analysis over the Internet is a relatively new business, but it is already intensely competitive. An increasing number of web-based financial information providers are competing for subscribers, customers, advertisers, content providers, analysts, commentators and staff, and we continue to face competition from traditional news and information sources including television and print. We expect competition from both sources to intensify and increase in the future.

         Our largest competitors include:

         o Online financial news and information providers including TheStreet.com, MarketWatch.com and The Motley Fool

         o Traditional media sources such as The Wall Street Journal, Barrons, CNNfn, and CNBC, many or most of whom also have an Internet presence

         o Terminal based financial news providers including Bloomberg, Reuters and Dow Jones

         o   Online brokerage firms such as E*Trade, Charles Schwab or DLJ
             Direct

         o   Internet giants such as Yahoo, Go Network and America Online

         Many of our current and potential competitors have greater name recognition, larger financial, technical or marketing resources, and more extensive customer bases than we do, all of which could be leveraged to gain market share to our detriment.

         The barriers to entry into our business are relatively low - i.e., it is not difficult for new competitors to enter the market. Much of the information we provide is publicly available and we do not have any patented or otherwise protected technologies that would preclude or inhibit competitors from entering our markets. Our current and future competitors may develop or offer services that have significant price, content, creative or other advantages over the services we provide.

         In order for us to successfully compete in this business, we will need to reliably provide valuable services at a competitive price to a large subscriber base. We believe that a successful implementation of our business strategy will allow us to do so and to compete successfully as a leading financial information provider.

WEB-SITE TECHNICAL INFORMATION

         We own three servers on which all content for the site is maintained. Our primary server is maintained by Exodus Communications and is located in their Jersey City, New Jersey facility. Our back-up two servers are maintained by Above.net and PC Communications and are located in their San Jose, California and Jersey City, New Jersey facilities, respectively.

         Our U.S. web site was designed by Muffin-Head, a unit of DVCI Technologies. They also handle ongoing design matters for the site and also assist us in placing content on the site.

EMPLOYEES

         As of July 27, 1999, we had 8 employees. As of that date, we had not entered into employment agreements with any of our employees.

FACILITIES

         We operate from an office suite located in an office building at 2421 Atlantic Avenue, Suite 103, Manasquan, NJ 08736. The space houses 8 employees and is approximately 815 square feet. This space houses all of the Company's executive and administrative personnel and related administrative equipment. This office does not house the servers for the site, which are housed at separate locations as indicated above (see "Web Site Technical Information").

         JagNotes-Euro.com, Ltd., our wholly owned subsidiary, maintains offices in a full service office suite located at 60 Lombard Street, Suite 3.16, London EC3.

LEGAL PROCEEDINGS

         There are no currently pending law suits or similar administrative proceedings and, to the best of our knowledge, there is presently no basis for any suit or proceeding.

         The Company is presently making arrangements through its insurance broker, Marsh & McLennan, to obtain Internet Professional Liability insurance coverage that will insure various risks related to our Internet operations.

                      MANAGEMENT AND EXECUTIVE COMPENSATION

MANAGEMENT

         Following is certain information about our executive officers and directors. We have not entered into employment agreements with any of our executive officers.

         Gary Valinoti, age 41, was a co-founder of JagNotes.com, Inc. and has served as its President and Chief Executive Officer since it was formed in March, 1999. Mr. Valinoti is also a member of the Board of Directors of the Company. From August 1992 - March, 1999 Mr. Valinoti served as President, and as a member of the Board of Directors, of New JAG, Inc., the company that produced the JagNotes fax service throughout that period. Prior to his involvement with New Jag, Inc., Mr. Valinoti held positions with various firms in the securities industry including Mosely, Hallgarten, Estabrook & Weeden where he was involved in institutional and currency trading, and started the firm's arbitrage department. Mr. Valinoti attended Wagner College.

         Thomas J. Mazzarisi, age 42, has served as Executive Vice President and General Counsel of the Company since it was formed in March, 1999 and is also a member of the Board of Directors of the Company. From 1997 until joining the Company Mr. Mazzarisi practiced law from his own firm in New York, specializing in international commercial transactions. From 1988 until 1997, Mr. Mazzarisi was a Senior Associate at the law firm of Coudert Brothers where he also specialized in international commercial transactions. Prior to joining Coudert Brothers, Mr. Mazzarisi was Deputy General Counsel of the New York Convention Center Development Corporation. Mr. Mazzarisi is a graduate of Fordham University where he received a B.A. in Political Economy and was elected to Phi Beta Kappa. Mr. Mazzarisi received his J.D. from Hofstra University School of Law.

         Stephen R. Russo, age 38, has served as the Chief Financial Officer of the Company since it was formed in March, 1999. Since 1984, Mr. Russo has also served as President of Stephan R. Russo & Co., Certified Public Accountants. From 1981-1984 Mr. Russo served as Senior Staff Accountant for Edwin Weinberg & Associates, where he was responsible for certified audits of corporate accounts, as well as corporate and individual tax matters. Mr. Russo is a graduate of St. Thomas Aquinas College where he received a B.S. in Accounting. Mr. Russo is a member of the New York State Society of Certified Public Accountants, the American Institute of Certified Public Accountants and the Rockland County Business Association.

         Jeffrey Goss, age 38, was a co-founder of JagNotes.com, Inc. and has served as its Vice President since it was formed in March, 1999. From August 1992 - March, 1999 Mr. Goss served as a Vice President, and member of the Board of Directors, of New JAG, Inc., the company that produced the JagNotes fax service throughout that period. Prior to his involvement with New Jag, Inc. Mr. Goss held positions with various firms in the securities industry including First Montauk Securities where he was an account representative. Mr. Goss also worked in the accounting department of Chase Manhattan Bank. Mr. Goss is a graduate of Mount Saint Mary's College.

         Stephen J. Schoepfer, age 40, is a member of the Board of Directors of the Company. He is presently a Financial Advisor with the investment firm of Legg Mason Wood Walker. Prior to joining Legg Mason, Mr. Schoepfer served as a Financial Advisor and Training Coordinator at Prudential Securities. Mr. Schoepfer attended Wagner College.

EXECUTIVE COMPENSATION

         The following table sets forth certain summary information regarding compensation paid by the Company for services rendered during the fiscal years ended July 31, 1996, 1997 and 1998, respectively, to the Company's Chief Executive Officer and certain executive officers. No other executive officer holding office in fiscal 1998 received total annual salary and bonus exceeding $100,000. No officers have been awarded any stock options, stock appreciation rights or other long term or incentive compensation not reflected below.

                           SUMMARY COMPENSATION TABLE

                                                         Annual Compensation
                                                ---------------------------------------
                                                                              Other
   Name and Principal           Fiscal                                        Annual         All Other
        Position                 Year            Salary        Bonus       Compensation     Compensation
   ------------------           ------          --------       -----       ------------     ------------
Gary Valinoti, President         1998           $110,550         --            --               --

Jeffrey Goss, Secretary          1998           $110,550         --            --               --
and Vice President

Anthony Salandra*                1998           $110,550         --            --               --
(Mr. Salandra served as
executive officer and
director of NewJag, Inc.
during fiscal year 1998).

Barry Belzer*,                   1998           $110,550         --            --               --
(Mr. Belzer served as
executive officer and
director of NewJag, Inc.
during fiscal year 1998).

-------------

*  Messrs. Salandra and Belzer are no longer employed by the Company.

         The Company is in the process of expanding its staff and, accordingly, it expects that its executive compensation expenses will increase in the future.

DIRECTOR COMPENSATION

         We currently do not compensate our directors.

EMPLOYMENT CONTRACTS

         We have not entered into employment agreements with any of our officers or employees.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Our Articles of Incorporation provide that we shall indemnify our officers, directors, employees and agents to the full extent permitted by Nevada law. Our Bylaws include provisions to indemnify our officers and directors and other persons against expenses (including judgments, fines and amounts paid for settlement) incurred in connection with actions or proceedings brought against them by reason of their serving or having served as officers, directors or in other capacities. We do not, however, indemnify them in actions in which it is determined that they have not acted in good faith or have acted unlawfully or not in the best interest of the Company. In the case of an action brought by or in the right of the Company, we shall indemnify them only to the extent of expenses actually and reasonably incurred by them in connection with the defense or settlement of these actions and we shall not indemnify them in connection with any matter as to which they have been found to be liable to the Company, unless the deciding court determines that, notwithstanding such liability, that person is fairly entitled to indemnity in light of all the relevant circumstances.

         We do not currently maintain director's and officer's liability insurance but we may do so in the future.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of July 27, 1999 by (i) each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, (ii) each executive officer and director of the Company, and (iii) all executive officers and directors of the Company as a group. See also "Management and Executive Compensation."


                                                           Number of Shares            Percentage
Name and Address of Beneficial Owner                     Beneficially Owned(1)         of Class(2)
------------------------------------                     ---------------------         -----------
Gary Valinoti (President, CEO and Director)                   2,098,500(3)                 15%
2421 Atlantic Avenue, Suite 103
Manasquan, New Jersey 08736

Stephen Russo (Chief Financial Officer)                          14,000(4)                  x
2421 Atlantic Avenue, Suite 103
Manasquan, New Jersey 08736

Jeffrey J. Goss (Corporate Secretary)                           800,000                   5.7%
2421 Atlantic Avenue, Suite 103
Manasquan, New Jersey 08736

Thomas Mazzarisi (Executive Vice                                100,000                     x
President, General Counsel and Director)
2421 Atlantic Avenue, Suite 103
Manasquan, New Jersey 08736

Stephen Schoepfer (Director) 2421                                75,000                     x
Atlantic Avenue, Suite 103 Manasquan,
New Jersey 08736

All executive officers and directors as
a group (5 persons)                                           3,087,500                  22.0%

S.A.C. Capital Associates, LLC                                  900,000                   6.0%
777 Long Ridge Road Stamford,
Connecticut 06902


-------------------
 x    Less than one percent.

(1) Includes, for the following persons, the following number of shares which the beneficial owner has the right to acquire within 60 days from options, warrants or otherwise: S.A.C. Capital Associates, LLC (225,000).

(2) Based on 13,976,290 shares outstanding as of July 27, 1999, plus the number of shares which the beneficial owner has the right to acquire within 60 days, if any, as indicated in footnote (1) above.

(3) Includes 900,000 shares owned by members of Mr. Valinoti's immediate family.

(4)   Includes 4,000 shares owned by members of Mr. Russo's immediate family.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by the selling stockholders as of July 27, 1999 and as adjusted to reflect the sale of the shares.

                                                                                            Shares Beneficially Owned
                                                                                            after Offering (Assuming
                                                                     Maximum Number        Sale of All Shares Covered
                                           Number of Shares       of Shares to Be Sold       by this Prospectus) (3)
                                          Beneficially Owned        Pursuant to this       ----------------------------
Name                                     Prior to Offering (1)       Prospectus (2)           Number         Percent
-----                                    ---------------------    ---------------------    -----------      -----------
S.A.C. Capital Associates, LLC                  675,000                  900,000                 0               0

Stephen Gluck                                    11,400                   15,200                 0               0

Circle T International, Ltd.                     77,400                  103,200                 0               0

Circle T Partners L.P.                          150,000                  200,000                 0               0

Greene Street Partners                          125,010                  166,680                 0               0

William Monness                                   6,150                    8,200                 0               0

Joseph P. DeMatteo                                3,075                    4,100                 0               0

Joseph P. DeMatteo IRA                            3,075                    4,100                 0               0

Robert F. Dall                                   12,510                   16,680                 0               0

Stanley L. Cohen                                200,010                  266,680                 0               0

ASC Capital Partners                            125,010                  166,680                 0               0

Peter Zecca Jr.                                   1,140                    1,520                 0               0

Alexander A. Zecca                                1,140                    1,520                 0               0

Brian and Vicki Warner                           25,020                   33,360                 0               0

Neil Crespi                                      25,020                   33,360                 0               0

Thomas Dering                                    11,400                   15,200                 0               0

Warren R. Marcus                                 12,510                   16,680                 0               0

Lappin Capital Management L.P.                   10,500                   14,000                 0               0

Apex Limited Partners L.P.                       45,600                   60,800                 0               0

AIG Trading Group Inc.
Deferred Compensation Plan Trust                 12,510                   16,680                 0               0

                                                                                            Shares Beneficially Owned
                                                                                            after Offering (Assuming
                                                                     Maximum Number        Sale of All Shares Covered
                                           Number of Shares       of Shares to Be Sold       by this Prospectus) (3)
                                          Beneficially Owned        Pursuant to this       ----------------------------
Name                                     Prior to Offering (1)       Prospectus (2)           Number         Percent
-----                                    ---------------------    ---------------------    -----------      -----------
AIG Trading Group Inc.
Deferred Compensation Plan Trust                37,500                   50,000                 0               0

AIG Trading Group Inc.
Deferred Compensation Plan Trust                50,010                   66,680                 0               0

Paul C. Orwicz                                   6,000                    8,000                 0               0

Delaware Charter
Guarantee & Trust TTEE
FBO Brett Fialkoff SEP IRA                       6,600                    8,800                 0               0

David Ganek                                     22,500                   30,000                 0               0

John M. Fenlin                                   6,300                    8,400                 0               0

L. Gregory Rice                                  3,000                    4,000                 0               0

Dan Dorfman                                          0                  100,000                 0               0

Mastrapasqua & Associates, Inc.                 20,000                   20,000                 0               0

Vince Boening                                        0                   60,000                 0               0

Ralph Bloch                                          0                   60,000                 0               0

Thomas Taulli                                        0                   10,000                 0               0

Dorsey, Wright & Associates, Inc.                    0                   65,000                 0               0

Mark Leibovit                                        0                   30,000                 0               0

Seth Tobias                                    100,000                  100,000                 0               0

L. Douglas Lee                                       0                   10,000                 0               0

TOTAL                                        1,785,390                2,675,520                 0               0

---------------

(1) This column does not include shares which may be acquired upon exercise of options or warrants.

(2) This column includes, for the following persons, the following number of shares which may be acquired upon exercise of warrants: S.A.C. Capital Associates, LLC (225,000); Stephen Gluck (3,800); Circle T International, Ltd. (25,800); Circle T Partners, L.P. (50,000); Greene Street Partners (41,671); William Monness (2,050); Joseph P. DeMatteo (1,025); Joseph P. DeMatteo IRA (1,025); Robert F. Dall (4,170); Stanley L. Cohen (66,670); ASC Capital Partners (41,670); Peter Zecca Jr. (380); Alexander A. Zecca
      (380); Brian and Vicki Warner (8,340); Neil Crespi (8,340); Thomas Dering (3,800); Warren R. Marcus (4,170); Lappin Capital Management L.P. (3,500); Apex Limited Partners L.P. (15,200); AIG Trading

      Group, Inc. (4,170); AIG Trading Group, Inc. (12,500); AIG Trading Group, Inc. (16,670); Paul C. Orwicz (2,000); Delaware Charter Guarantee & Trust TTE FBO Brett Fialkoff SEP IRA (2,200); David Ganek (7,500); John M. Fenlin (8,400); L. Gregory Rice (1,000).

      This column Includes, for the following persons, the following number of shares which may be acquired upon exercise of options: Dan Dorfman (100,000); Vince Boening (60,000); Ralph Bloch (60,000); Tom Taulli (10,000); Dorsey, Wright & Associates, Inc. (65,000); Mark Leibovit (30,000).

(3) Assumes the sale of all shares covered by this Prospectus. There can be no assurance that any of the selling stockholders will sell any or all of the shares of Common Stock offered by them hereunder.

                              PLAN OF DISTRIBUTION

         The shares covered by this Prospectus will be offered and sold by the selling stockholders for their own accounts. We will not receive any of the proceeds from the sale of shares pursuant to this Prospectus. We have agreed to bear the expenses of the registration of these shares, including legal and accounting fees. We estimate these expenses to be approximately ($_________).

         The selling stockholders may offer and sell these shares from time to time in transactions in the over-the-counter market or in negotiated transactions, at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders. Sales may be made directly or to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

         The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Act, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Act.

         The Company has informed the selling stockholders that the anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934, as amended, may apply to their sales in the market and has furnished each Selling Stockholder with a copy of these Rules and has informed them of the need for delivery of copies of this Prospectus.

         Selling stockholders may also use Rule 144 under the Act to sell the shares if they meet the criteria and conform to the requirements of such Rule.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         The Company's Articles of Incorporation authorizes the issuance of 100,000,000 shares of Common Stock, $.00001 par value, of which 13,976,290 shares were outstanding as of July 27, 1999.

         Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders and are not entitled to cumulate their votes in the election of directors. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.

OPTIONS

         As of the date of this Prospectus, there were options outstanding to purchase:

         o 100,000 shares of the Company's common stock at $16.25 per share at any time prior to June 29, 2000; and

         o An aggregate of 235,000 shares of the Company's common stock at $2.00 per share , subject to certain vesting requirements, at any time prior to June or July 2009, provided, however, that certain of these options will expire prior June 2009 upon the termination of certain contracts with the Company.

WARRANTS

         As of the date of this Prospectus, there were warrants outstanding to purchase, at any time prior to May 3, 2001, 555,130 shares of Common Stock at $14.00 per share.

REGISTRAR AND TRANSFER AGENT

         The Registrar and Transfer Agent for the Company's Common Stock is American Securities Transfer, Inc., 938 Quail Street, Suite 101, Lakewood, Colorado 80215-5513.

                                  LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for the Company by Day & Campbell, LLP, 3070 Bristol Street, Suite 450, Costa Mesa, California 92626. As of the date of this Prospectus, a member of the firm owned a total of 168,700 shares of the Company's Common Stock.

                                     EXPERTS

         The financial statements of the Company as of July 31, 1998 and for the fiscal years ended July 31, 1998 and 1997 included in this Prospectus have been audited by Stephen R. Russo, CPA, independent certified public accountant, as set forth in his report, dated October 12, 1998, included herein, and have been so included in reliance upon his report and his authority as an expert in accounting and auditing.

         On March 22, 1999, Stephen Russo, CPA, resigned as the Company's independent public accountant in order to join the Company as its Chief Financial Officer. In addition, as of the date of this Prospectus, Mr. Russo was the beneficial owner of 14,000 shares of the Company's common stock. The reports issued by Mr. Russo on the Company's financial statements for the fiscal years ended July 31, 1998 and 1997 did not contain any adverse opinion or disclaimer of opinion and were not qualified as to audit scope or accounting principles, nor were there any material disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during these years.

         At the Company's request, Mr. Russo has furnished the Company with a letter addressed to the Securities and Exchange Commission stating that he agrees with the foregoing statements. This letter is attached as an Exhibit to the Registration Statement that contains this Prospectus.

         The Company engaged J.H. Cohn LLP as its new independent public accountants in April, 1999. The Company did not consult with any other accounting firm regarding the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of opinion that might be rendered regarding the Company's financial statements, nor did the Company consult with J.H. Cohn LLP with respect to any accounting disagreement or any reportable event, at any time prior to the appointment of such firm.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         Shortly after the registration statement that contains this Prospectus becomes effective, we will be required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any of this information at the SEC's public reference rooms in Washington, D.C., New York, and Chicago. Please call the SEC at (800) SEC-0330 if you would like further information on the public information rooms. This information is also available from the SEC's web site at HTTP://WWW.SEC.GOV.

         In the future we intend to distribute annual reports containing audited financial statements and other information to our stockholders after the end of each fiscal year. We do not intend to regularly distribute quarterly reports to our stockholders, but we will gladly send them to you upon your written request to our Corporate Secretary.

                                OTHER INFORMATION

         This Prospectus is part of a registration statement on Form SB-2 that we have filed with the SEC. Certain information is contained in the registration statement that is not contained in this Prospectus. Please consult the registration statement for further information.

         You should rely only on the information contained in this Prospectus. We have not authorized any person to provide any other information. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of this Prospectus or any supplement. This Prospectus is neither offering to sell nor seeking an offer to buy any securities other than the shares covered by this Prospectus, nor is this Prospectus offering to sell or seeking an offer to buy securities in any unlawful way.

                        JagNotes.com Inc. and Subsidiary
                            (Formerly New Jag, Inc.)

                          Index to Financial Statements

                                                                          PAGE
                                                                          ----
Report of Certified Public Accountant                                     F-2

Consolidated Balance Sheets
     July 31, 1998 and April 30, 1999 (Unaudited)                         F-3

Consolidated Statements of Operations
     Years Ended July 31, 1998 and 1997 and Nine Months Ended
     April 30, 1999 and 1998 (Unaudited)                                  F-4

Consolidated Statements of Stockholders' Equity (Deficiency)
     Years Ended July 31, 1998 and 1997 and Nine Months Ended
     April 30, 1999 (Unaudited)                                           F-5

Consolidated Statements of Cash Flows
     Years Ended July 31, 1998 and 1997 and Nine Months Ended
     April 30, 1999 and 1998 (Unaudited)                                  F-6/7

Notes to Consolidated Financial Statements                                F-8/14


                                      * * *

                      Report of Certified Public Accountant

To the Board of Directors and Stockholders
JagNotes.com Inc.

I have audited the accompanying consolidated balance sheet of JagNotes.com Inc. and Subsidiary (formerly New Jag, Inc.) as of July 31, 1998, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the years ended July 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of JagNotes.com Inc. and Subsidiary as of July 31, 1998, and their results of operations and cash flows for the years ended July 31, 1998 and 1997, in conformity with generally accepted accounting principles.


                                          Stephen R. Russo, CPA

Nanuet, New York
October 12, 1998

                        JagNotes.com Inc. and Subsidiary
                            (Formerly New Jag, Inc.)

                          Consolidated Balance SheetS

                  July 31, 1998 and April 30, 1999 (Unaudited)

                                     ASSETS

                                                                                 1998              1999
                                                                              ----------        -----------
                                                                                                (Unaudited)
Current assets:

    Cash and cash equivalents                                                $     5,901        $ 7,894,886
    Accounts receivable                                                           63,554             57,350
    Loans receivable from officer                                                 24,839             24,839
    Current deferred tax assets                                                   56,370             49,885
    Other current assets                                                                            239,506
                                                                             -----------        -----------
           Total current assets                                                  150,664          8,266,466

Equipment, net of accumulated depreciation of $16,509 and $17,484                  3,578              2,603
Capitalized software development costs                                                               16,500
Noncurrent deferred tax assets                                                    17,570             13,760
                                                                             -----------        -----------

           Totals                                                            $   171,812        $ 8,299,329
                                                                             ===========        ===========


                           LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:

    Accounts payable and accrued expenses                                    $    75,731        $   753,431
    Deferred revenues                                                            204,687            184,706
                                                                             -----------        -----------
           Total liabilities                                                     280,418            938,137
                                                                             -----------        -----------

Commitments and contingencies

Stockholders' equity (deficiency):

    Common stock - - 100,000,000 shares
        authorized; 3,500,000 shares issued and
        outstanding at July 31, 1998 with no par
        value; 13,976,290 shares issued and
        outstanding at April 30, 1999 with a par
        value of $.00001 per share                                                73,445                140
    Additional paid-in capital                                                                    7,674,321
    Unearned compensation                                                                           (89,600)
    Accumulated deficit                                                         (182,051)          (223,669)
                                                                             -----------        -----------
           Total stockholders' equity (deficiency)                              (108,606)         7,361,192
                                                                             -----------        -----------

           Totals                                                            $   171,812        $ 8,299,329
                                                                             ===========        ===========


                See Notes to Consolidated Financial Statements.

                        JagNotes.com Inc. and Subsidiary
                            (Formerly New Jag, Inc.)

                      Consolidated Statements of Operations

                     Years Ended July 31, 1998 and 1997 and
                    Nine Months Ended April 30, 1999 and 1998
                                   (Unaudited)

                                                                               Nine Months Ended
                                               Years Ended July 31,                 April 30,
                                            -------------------------      --------------------------
                                               1998           1997            1999            1998
                                            ----------     ----------      ----------      ----------
                                                                                 (Unaudited)
Subscription revenues                       $  932,553     $  952,385      $  641,963      $  738,294

Cost of revenues                               112,362        151,629         107,881          87,073
                                            ----------     ----------      ----------      ----------

Gross profit                                   820,191        800,756         534,082         651,221
                                            ----------     ----------      ----------      ----------

Operating expenses:

    Selling expenses                            38,115         54,680          78,584          38,573
    General and administrative expenses        744,577        736,807         496,278         586,656
                                            ----------     ----------      ----------      ----------
        Totals                                 782,692        791,487         574,862         625,229
                                            ----------     ----------      ----------      ----------

Income (loss) from operations                   37,499          9,269         (40,780)         25,992

Provision for income taxes                      34,850         32,630             838          28,257
                                            ----------     ----------      ----------      ----------

Net income (loss)                           $    2,649     $  (23,361)     $  (41,618)     $   (2,265)
                                            ==========     ==========      ==========      ==========

Basic net earnings (loss) per share         $       --     $     (.01)     $     (.01)     $       --
                                            ==========     ==========      ==========      ==========

Basic weighted average common
    shares outstanding                       3,500,000       3,500,000       7,461,901       3,500,000
                                            ==========     ===========      ==========      ==========

                See Notes to Consolidated Financial Statements.

                        JagNotes.com Inc. and Subsidiary
                            (Formerly New Jag, Inc.)

          Consolidated Statements of Stockholders' Equity (Deficiency)

            Years Ended July 31, 1998 and 1997 and Nine Months Ended
                           April 30, 1999 (Unaudited)

                                                     Common Stock
                                              --------------------------   Additional
                                               Number of                     Paid-in       Unearned       Accumulated
                                                 Shares          Amount      Capital     Compensation       Deficit      Total
                                              ------------       -------    ----------   ------------     -----------  ----------
Balance, August 1, 1996 (as retroactively
    adjusted to reflect shares effectively
    issued prior to the reverse
    acquisition in March 1999)                 3,500,000         $73,445                                   $(161,339)  $  (87,894)

Net loss                                                                                                     (23,361)     (23,361)
                                               ---------         -------                                   ---------   ----------
Balance, July 31, 1997                         3,500,000          73,445                                    (184,700)    (111,255)

Net income                                                                                                     2,649        2,649
                                               ---------         -------                                   ---------   ----------

Balance, July 31, 1998                         3,500,000          73,445                                    (182,051)    (108,606)

Shares effectively issued in
    connection with reverse
    acquisition                                3,820,900         (73,372)   $  73,372

Sales of units of common stock
    and warrants through private
    placements, net of expenses
    of $707,700                                6,655,390              67    7,504,949                                   7,505,016

Effects of issuance of stock option                                            96,000      $(96,000)

Amortization of unearned compensation                                                         6,400                         6,400

Net loss                                                                                                     (41,618)     (41,618)
                                              ----------         -------   ----------       -------        ---------   ----------
Balance, April 30, 1999                       13,976,290         $   140   $7,674,321      $(89,600)       $(223,669)  $7,361,192
                                              ==========         =======   ==========      ========        =========   ==========

                See Notes to Consolidated Financial Statements.

                        JagNotes.com Inc. and Subsidiary
                            (Formerly New Jag, Inc.)

                      Consolidated Statements of Cash Flows

                     Years Ended July 31, 1998 and 1997 and
                    Nine Months Ended April 30, 1999 and 1998
                                   (Unaudited)

                                                                                         Nine Months Ended
                                                           Years Ended July 31,                April 30,
                                                         ------------------------      ------------------------
                                                            1998           1997           1999           1998
                                                         ---------      ---------      ---------      ---------
                                                                                              (Unaudited)
Operating activities:

    Net income (loss)                                    $   2,649      $ (23,361)     $ (41,618)     $  (2,265)
    Adjustments to reconcile net income (loss)
        to net cash provided by (used in) operating
        activities:

        Depreciation                                         1,336          9,033            975          1,336
        Amortization of unearned compensation                                              6,400
        Deferred income taxes                                8,135          4,585         10,295          2,160
        Changes in operating assets and liabilities:

           Accounts receivable                               1,967         (2,040)         6,204         (2,360)
           Other current assets                                                         (239,506)       (10,211)
           Accounts payable and accrued expenses           (10,652)        18,995        677,700         28,639
           Deferred revenues                                (6,335)         6,569        (19,981)         7,600
                                                         ---------      ---------      ---------      ---------
              Net cash provided by (used in)
              operating activities                          (2,900)        13,781        400,469         24,899
                                                         ---------      ---------      ---------      ---------

                        JagNotes.com Inc. and Subsidiary
                            (Formerly New Jag, Inc.)

                Consolidated Statements of Cash Flows (continued)

                     Years Ended July 31, 1998 and 1997 and
                    Nine Months Ended April 30, 1999 and 1998
                                   (Unaudited)


                                                                                        Nine Months Ended
                                                         Years Ended July 31,               April 30,
                                                        ----------------------      ------------------------
                                                          1998          1997            1999           1998
                                                        --------      --------      -----------      -------
                                                                                          (Unaudited)
Investing activities:

    Net proceeds (repayments) of loans to officer       $    396      $(13,050)                      $  (404)
    Purchases of equipment                                              (6,914)
    Software development costs capitalized                                          $   (16,500)
                                                        --------      --------      -----------      -------
           Net cash provided by (used in) investing
               activities                                    396       (19,964)         (16,500)        (404)
                                                        --------      --------      -----------      -------

Financing activities - proceeds from private place-
    ments units of common stock and warrants                                          7,505,016
                                                                                    ===========
Net increase (decrease) in cash and
    cash equivalents                                      (2,504)       (6,183)       7,888,985       24,495

Cash and cash equivalents, beginning of period             8,405        14,588            5,901        8,405
                                                        --------      --------      -----------      -------
Cash and cash equivalents, end of period                $  5,901      $  8,405      $ 7,894,886      $32,900
                                                        ========      ========      ===========      =======
Supplemental disclosure of cash flow information:

    Income taxes paid                                   $ 26,715      $ 28,045      $    30,049      $   500
                                                        ========      ========      ===========      =======


                See Notes to Consolidated Financial Statements.

                        JagNotes.com Inc. and Subsidiary
                            (Formerly New Jag, Inc.)

                   Notes To Consolidated Financial Statements

                      (Information as of April 30, 1999 and
                  for the Nine Months Ended April 30, 1999 and
                               1998 is Unaudited)

Note 1 - Organization and business:

         JagNotes.com Inc. ("JagNotes") was originally incorporated during 1997 in Nevada as Professional Perceptions, Inc. to develop operations as a consultant to retailers. However, JagNotes never generated any significant revenues or expenses in connection with such operations and it was inactive at the time of the exchange of shares described below.

         New Jag, Inc. ("NewJag") and its predecessor have been providing financial and investment information within the financial community since 1989. NewJag was incorporated during August 1992 in the State of New Jersey. NewJag gathers and compiles information regarding analyst upgrades, downgrades and new coverage initiated by financial institutions and releases such information to subscribers on a timely basis through facsimile transmissions and a web site, WWW.JAGNOTES.COM. Prior to 1999, NewJag's customers were primarily financial professionals. During 1999, NewJag began to focus its marketing efforts on retail subscribers. Management considers all of the financial services provided to be within the same business segment.

         As of March 16, 1999, JagNotes had 3,820,900 outstanding shares of common stock, with a par value of $.00001 per share. Effective as of that date, certain stockholders of NewJag purchased a total of 2,900,000 of the outstanding shares of JagNotes common stock and JagNotes issued 3,500,000 shares of common stock to acquire all of the 1,000 shares of common stock, which had no par value, of NewJag then outstanding (the "Exchange"). As a result, NewJag became a wholly-owned subsidiary of JagNotes, and JagNotes had 7,320,000 shares of common stock outstanding, of which 6,400,000 shares, or 87.4%, were owned by the former stockholders of NewJag and 920,000, or 12.6%, were owned by the former stockholders of JagNotes. However, since the former stockholders of NewJag became the owners of a majority of the outstanding common shares of JagNotes after the Exchange and JagNotes had no significant operating activities or assets and liabilities prior to the Exchange, the Exchange was treated effective as of March 16, 1999 as a "purchase business combination" and a "reverse acquisition" for accounting purposes in which JagNotes was the legal acquirer and NewJag was the accounting acquirer. The assets and liabilities of NewJag were recorded at their historical carrying values as of March 16, 1999; and the historical financial statements prior to March 16, 1999 are those of NewJag. Common stock and additional paid-in capital were adjusted as of March 16, 1999 to reflect the $.00001 per share par value of the JagNotes shares. All references to the number of shares of common stock of NewJag as of dates or for periods prior to the Exchange have been restated to reflect the ratio of the number of common shares of JagNotes effectively exchanged for common shares of NewJag.

         The "Company" as used herein refers to NewJag prior to March 16, 1999 and JagNotes together with NewJag subsequent to that date.

                        JagNotes.com Inc. and Subsidiary
                            (Formerly New Jag, Inc.)

                   Notes To Consolidated Financial Statements

                  (Information as of April 30, 1999 and for the Nine Months Ended April 30, 1999 and 1998 is
                                   Unaudited)

Note 2 - Summary of significant accounting policies:

         Use of estimates:

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

         Principles of consolidation:

            The accompanying consolidated financial statements include the accounts of JagNotes and NewJag, its wholly-owned subsidiary, for the period subsequent to March 16, 1999. All significant intercompany accounts and transactions have been eliminated in consolidation.

         Revenue recognition:

            Fees for subscriptions are generally billed in advance on a monthly, quarterly, semi-annual or annual basis. Revenues from subscriptions are recognized ratably over the subscription period. Subscription fees collected that relate to periods subsequent to the date of the consolidated balance sheet are included in deferred revenues.

         Cash equivalents:

            Cash equivalents consist of highly liquid investments with a maturity of three months or less when acquired.

         Equipment:

            Equipment is stated at cost, net of accumulated depreciation. Depreciation is provided using accelerated methods over the estimated useful lives of the assets which range from five to seven years.

         Capitalized software costs:

            The Company capitalizes purchased software which is ready for service and software development costs incurred from the time technological feasibility of the software is established until the software is ready for use in the provision of services to customers. Research and development costs and other computer software maintenance costs related to software development are expensed as incurred. Software development costs and costs of purchased software are amortized using the straight-line method over their estimated useful lives which do not exceed five years. The carrying value of software development costs is regularly reviewed by management, and a loss is recognized when the net realizable value falls below the unamortized cost.

                        JagNotes.com Inc. and Subsidiary
                            (Formerly New Jag, Inc.)

                   Notes To Consolidated Financial Statements

                  (Information as of April 30, 1999 and for the Nine Months Ended April 30, 1999 and 1998 is
                                   Unaudited)

Note 2 - Summary of significant accounting policies (continued):

         Advertising:

            The Company expenses the cost of advertising and promotions as incurred. Advertising costs charged to operations amounted to $27,198 and $46,166 for the years ended July 31, 1998 and 1997, respectively.

         Income taxes:

            The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The income tax provision or credit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

         Net earnings (loss) per share:

            The Company presents "basic" earnings (loss) per share and, if applicable, "diluted" earnings per share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS 128"). Basic earnings (loss) per share is calculated by dividing net income or loss by the weighted average number of shares outstanding during each period. The calculation of diluted earnings
            (loss) per share is similar to that of basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, such as those issuable upon the exercise of stock options and warrants, were issued during the period.

            Diluted earnings per share has not been presented in the accompanying consolidated statements of operations because the Company did not have any potentially dilutive common shares as of July 31, 1998 and the assumed effect of the exercise of warrants outstanding at April 30, 1999 would have been antidilutive.

         Recent accounting pronouncements:

            The Financial Accounting Standards Board and the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants had issued certain accounting pronouncements as of July 31, 1998 and April 30, 1999 that will become effective in subsequent periods; however, management of the Company does not believe that any of those pronouncements would have significantly affected the Company's financial accounting measurements or disclosures had they been in effect as of July 31, 1998 and/or April 30, 1999.

                        JagNotes.com Inc. and Subsidiary
                            (Formerly New Jag, Inc.)

                   Notes To Consolidated Financial Statements

                    (Information as of April 30, 1999 and for
                  the Nine Months Ended April 30, 1999 and 1998
                                  is Unaudited)

Note 2 - Summary of significant accounting policies (concluded):

         Unaudited interim financial statements:

            In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position of the Company as of April 30, 1999, its results of operations and cash flows for the nine months ended April 30,1999 and 1998 and its changes in stockholders' equity (deficiency) for the nine months ended April 30, 1999. Pursuant to rules and regulations of the Securities and Exchange Commission, certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from these consolidated financial statements unless significant changes have taken place since the end of the most recent fiscal year.

            The results of operations for the nine months ended April 30, 1999 are not necessarily indicative of the results of operations for the full year ending July 31, 1999.

Note 3 - Loans receivable from officer:

         Loans receivable from an officer, which totaled $24,839 at July 31, 1998 and April 30, 1999, were noninterest bearing and due on demand.

Note 4 - Income taxes:

         The net provisions for income taxes consisted of the following provisions (credits):

                                                           Nine Months Ended
                           Years Ended July 31,                April 30,
                          -----------------------       -----------------------
                            1998           1997           1999            1998
                          -------        -------        -------         -------
                                                             (Unaudited)
Federal:

     Current              $19,823        $26,708        $(7,326)        $20,212
     Deferred               6,300          3,550          7,975           1,680
                          -------        -------        -------         -------
            Totals         26,123         30,258            649          21,892
                          -------        -------        -------         -------

State:

     Current                6,892          1,337         (2,131)          5,885
     Deferred               1,835          1,035          2,320             480
                          -------        -------        -------         -------
            Totals          8,727          2,372            189           6,365
                          -------        -------        -------         -------

            Totals        $34,850        $32,630        $   838         $28,257
                          =======        =======        =======         =======

                        JagNotes.com Inc. and Subsidiary
                            (Formerly New Jag, Inc.)

                   Notes To Consolidated Financial Statements

                    (Information as of April 30, 1999 and for
                  the Nine Months Ended April 30, 1999 and 1998
                                  is Unaudited)

Note 4 - Income taxes (concluded):

         The provisions for income taxes differ from the amounts computed using the Federal statutory rate of 34% as a result of the following:

                                                               Years Ended              Nine Months Ended
                                                                 July 31,                   April 30,
                                                             ----------------           -----------------
                                                             1998        1997            1999        1998
                                                             ----        ----           -----        ----
                                                                                            (Unaudited)
            Tax at Federal statutory rate                      34%         34%             (34)%       34%
            Increase (decrease) from effects of:
                State income taxes, net of Federal
                   income tax benefit                          15          17                          16
                Nondeductible life insurance and
                   other expenses                              45         308               24         65
                Other (primarily surtax exemptions)            (1)         (7)              12         (6)
                                                              ---         ---              ---        ---
                     Totals                                    93%        352%               2%       109%
                                                              ===         ===              ===        ===

         Deferred income tax assets at July 31, 1998 and April 30, 1999 were primarily attributable to temporary differences relating to the net deferral of subscription revenues and the amortization of certain costs allocated to intangible assets for income tax purposes.

Note 5 - Employee benefit plans:

         The Company maintains a profit-sharing plan and a money purchase plan for the benefit of all eligible employees. The Company's contributions to these defined contribution plans, which are made on a discretionary basis, aggregated $50,844 and $102,939 for the years ended July 31, 1998 and 1997, respectively.

Note 6 - Fair value of financial instruments:

         The Company's material financial instruments at July 31, 1998 for which disclosure of estimated fair value is required by certain accounting standards consisted of cash and cash equivalents, accounts receivable and accounts payable. In the opinion of management, cash and cash equivalents, accounts receivable and accounts payable were carried at values that approximated their fair values at July 31, 1998 because of their liquidity and/or their short-term maturities.

                        JagNotes.com Inc. and Subsidiary
                            (Formerly New Jag, Inc.)

                   Notes To Consolidated Financial Statements

                    (Information as of April 30, 1999 and for the Nine Months Ended April 30, 1999 and 1998 is Unaudited)

Note 7 - Commitments and contingencies:

         Concentrations of credit risk:

            Financial instruments which subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains cash and cash equivalents in bank deposit and other accounts the balances of which, at times, may exceed Federally insured limits. Exposure to credit risk is reduced by placing such deposits or other temporary investments in high quality financial institutions.

            The Company performs ongoing credit evaluations of its customers. Generally, the Company does not require any collateral. The Company establishes an allowance for doubtful accounts receivable based upon factors surrounding the credit risk of customers, historical trends and other information. Through April 30, 1999, losses arising from uncollectible accounts had not been material.

        Consulting and stock option agreements:

            In March 1999, the Company entered into a consulting agreement and a stock option agreement with a newspaper and television investment analyst and commentator (the "Commentator"). Pursuant to the consulting agreement which expires March 31, 2000, the Commentator will write a daily financial news report for the Company and will be paid a total of $360,000 for his services.

            Pursuant to the stock option agreement, the Commentator has the right to purchase 100,000 shares of the Company's common stock at an exercise price of $16.25 per share through June 29, 2000. The Company recorded unearned compensation of $96,000 based on the estimated fair value of the option which is being amortized to expense on a straight-line basis over the period from April 1, 1999 to the date the option expires.

                        JagNotes.com Inc. and Subsidiary
                            (Formerly New Jag, Inc.)

                   Notes To Consolidated Financial Statements

                    (Information as of April 30, 1999 and for the Nine Months Ended April 30, 1999 and 1998 is Unaudited)

Note 8 - Private placement of common stock:

         During March and April 1999, the company received net proceeds of approximately $7,500,000 from the sale of 6,655,390 shares of common stock and 555,130 warrants to purchase shares of common stock. The sales were made through private placements exempt from registration under the Securities Act of 1933. Each warrant entitles the holder to purchase one share of common stock at $14.00 per share through April 2000.

Note 9 - Subsequent events:

         From May 1, 1999 through July 26, 1999, the Company entered into consulting agreements with another nine investment analysts and commentators. Each agreement has an initial term of one year and is renewable at the option of the Company for another year. The aggregate consideration paid by the Company in connection with the consulting agreements consisted of cash payments of $300,000, the issuance of 20,000 shares of the Company's common stock and the issuance of options to purchase 235,000 shares of the Company's common stock at $2.00 per share that expire at various dates through July 2009.

                                      * * *

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Bylaws and Articles of Incorporation and certain provisions the Nevada Revised Code provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with actions, suits or proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

Other Expenses of Issuance and Distribution.

         Registration fee
                                             ------
         Blue Sky fees and expenses
                                             ------
         Legal fees and expenses
                                             ------
         Accounting fees and expenses
                                             ------
         Printing
                                             ------
         Miscellaneous
                                             ------
         TOTAL
                                             ======

         All of the above expenses except the SEC registration fee are estimated. All of the above expenses will be paid by the Company.

Recent Sales of Unregistered Securities.

         The Company has made the following sales of unregistered securities within the last three years:

         In May 1999 the Company closed a private sale of 1,655,390 shares of common stock and 555,130 warrants to 27 accredited investors for cash consideration of approximately $7,327,000 received in March and April of 1999. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

         In May 1999 the Company issued 20,000 shares of its common stock to one person in exchange for services. The issuance of such shares was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

         In March 1999 the Company (then known as Professional Perceptions, Inc.) issued a total of 4,990,000 shares of common stock to 9 sophisticated investors for cash consideration of $940,000. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Rule 504 of Regulation D promulgated thereunder.

         In March 1999 the Company (then known as Professional Perceptions, Inc.) issued 3,500,000 shares of common stock to the stockholders of New Jag, Inc. in exchange for all of the outstanding shares of New Jag, Inc. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

         In March and April 1998 the Company (then known as Professional Perceptions, Inc.) sold 720,900 shares of common stock to approximately 30 investors for cash consideration totaling approximately $70,000. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Rule 504 of Regulation D promulgated thereunder.

         In December 1997 the Company (then known as Professional Perceptions, Inc.) sold 3,100,000 shares of common stock to the three founders of the Company in exchange for $5,275. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

Exhibits

         2.1 Agreement and Plan of Reorganization dated March 16, 1999 between Professional Perceptions, Inc. (now known as JagNotes.com Inc.); Harold Kaufman, Jr., an officer, director and principal stockholder thereof; NewJag, Inc.; and the stockholders of NewJag, Inc.

         3.1      Articles of Incorporation of JagNotes.com Inc., as amended*

         3.2      Bylaws of JagNotes.com Inc.*

         5.1      Opinion of Day & Campbell, LLP*

         10.1     Certain Material Contracts*

         16.1     Letter Regarding Change in Certifying Accountant

         21.1     List of Subsidiaries

         23.1     Consent of Stephen Russo, CPA

         23.2 Consent of Day & Campbell, LLP, counsel for the Registrant, included in Exhibit 5.1.

         27       Financial Data Schedule

-------------------
*  To be filed by amendment.

Undertakings

         A. Supplementary and Periodic Information, Documents and Reports

         Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority in that Section.

         B. Item 512 Undertaking with Respect to Rule 415 Under the Securities Act of 1933

         The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            (2) That, for the purpose of determining any liability under the
                Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         C. Indemnification

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Securities Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         D. Item 512 Undertaking with Respect to Rule 430A

         The undersigned registrant hereby undertakes that:

            (i) For purposes of determining any liability under the Securities Act of 1933, the registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

            (ii) For the purpose of determining any liability under the
                 Securities Act of 1933, the registrant will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at that time as the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Manasquan, State of New Jersey on July 30, 1999.

                                             JAGNOTES.COM INC.

                                             By: /s/ Gary Valinoti
                                                 -------------------------------
                                                 Gary Valinoti, President

         Each person whose signature to this Registration Statement appears below hereby appoints Gary Valinoti as his attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all amendments and post-effective amendments to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Gary Valinoti                                                  July 30, 1999
------------------------------------------
Gary Valinoti, President, Chief Executive
Officer and Director
(Principal Executive Officer)


/s/ Stephen Russo                                                  July 30, 1999
------------------------------------------
Stephen Russo, Chief Financial Officer
(Principal Financial Officer)


/s/ Thomas Mazzarisi                                               July 30, 1999
------------------------------------------
Thomas Mazzarisi, Executive Vice President
and Director


/s/ Stephen Schoepfer                                              July 30, 1999
------------------------------------------
Stephen Schoepfer, Director

                                 EXHIBIT INDEX

       Exhibit
       Number                              Description
       -------                             -----------
         2.1 Agreement and Plan of Reorganization dated March 16, 1999 between Professional Perceptions, Inc. (now known as JagNotes.com Inc.); Harold Kaufman, Jr., an officer, director and principal stockholder thereof; NewJag, Inc.; and the stockholders of NewJag, Inc.

         3.1      Articles of Incorporation of JagNotes.com Inc., as amended*

         3.2      Bylaws of JagNotes.com Inc.*

         5.1      Opinion of Day & Campbell, LLP*

         10.1     Certain Material Contracts*

         16.1     Letter Regarding Change in Certifying Accountant

         21.1     List of Subsidiaries

         23.1     Consent of Stephen Russo, CPA

         23.2 Consent of Day & Campbell, LLP, counsel for the Registrant, included in Exhibit 5.1.

         27       Financial Data Schedule

-------------------
*  To be filed by amendment.